Exhibit 10.3

CREDIT FACILITY LOAN AGREEMENT

among

TEXAS CAPITAL BANK, NATIONAL ASSOCIATION,

AS ADMINISTRATIVE AGENT,

CERTAIN BANKS

and

PROPEL FINANCIAL SERVICES, LLC

$160,000,000.00 REVOLVING LOAN

dated

May 8, 2012

TABLE OF CONTENTS

Article One	Certain Definitions	1
1.1	Definitions	1
1.2	Accounting Matters	14
1.3	Headings	14
1.4	Number and Gender of Words	14
1.5	Articles, Sections, Subsections and Exhibits	14
Article Two	Commitment to Lend, Terms of Payment	14
2.1	Advances	14
2.2	Borrowing Procedure	15
2.3	Payments	16
2.4	Purpose of Loans	16
2.5	Order of Application	16
2.6	Origination Fee	17
2.7	Facility Fee	17
2.8	Interest Rate; Swap Agreements	17
2.9	Repayment	18
2.10	Payments and Computations	19
2.11	Yield Protection; Taxes	20
2.12	Sharing of Payments, Etc.	21
2.13	Calculation of LIBOR Rate	21
2.14	Quotation of Rates	21
2.15	Booking Loans	22
2.16	Increases in the Committed Sum	22
Article Three	Collateral	23
3.1	Security Interests	23
3.2	Other Documents	23
Article Four	Conditions Precedent to Lending	23
4.1	Extension of Credit	23
Article Five	Representations and Warranties	25
5.1	Existence	25
5.2	Authorization	25
5.3	Properties; Permitted Liens	25
5.4	Compliance with Laws and Documents	25
5.5	Litigation	25
5.6	Taxes	26
5.7	Enforceability of Loan Documents	26
5.8	Financial Statements	26
5.9	Regulation U	26
5.10	Subsidiaries	26
5.11	Other Debt	26
5.12	Regulatory Acts	26
5.13	Environmental Matters	27
5.14	General	27

i

Article Six	Certain Affirmative Covenants	28
6.1	Reporting Requirements	28
6.2	Insurance	29
6.3	Payment of Debts	30
6.4	Taxes	30
6.5	Expenses of Agent	30
6.6	Maintenance of Entity Existence, Assets and Business; Continuance of Present Business	30
6.7	Books and Records	31
6.8	Compliance with Applicable Laws and with Contracts	31
6.9	Comply with Agreement	31
6.10	Notice of Event of Default, Suits, and Material Adverse Effect	31
6.11	Information and Inspection	31
6.12	Additional Information	31
6.13	Asset Audit	31
6.14	Depository Relationship	32
Article Seven	Certain Negative Covenants	32
7.1	Debt	32
7.2	Contingent Liabilities	32
7.3	Limitation on Liens	33
7.4	Mergers, Etc.	33
7.5	Restricted Payments	33
7.6	Loans and Investments	33
7.7	Limitation on Issuance of Equity	34
7.8	Transactions With Affiliates	34
7.9	Disposition of Assets	34
7.10	Nature of Business	34
7.11	Environmental Protection	34
7.12	No Negative Pledge	35
7.13	Judgments	35
Article Eight	Financial Covenants	35
8.1	Interest Coverage Ratio	35
8.2	Cash Flow Leverage Ratio	35
Article Nine	Events of Default	35
9.1	Payment of Indebtedness	35
9.2	Misrepresentation	35
9.3	Covenants	35
9.4	Voluntary Debtor Relief	36
9.5	Involuntary Proceedings	36
9.6	Attachment	36
9.7	Dissolution	36
9.8	Intentionally Deleted	36
9.9	Change in Ownership	36
9.10	Other Agreements	36
9.11	Defaults on Other Debt or Agreements	36
9.12	Default under Parent Guarantor’s Existing Credit Agreement	37

Article Ten	Certain Rights and Remedies of Agent	37
10.1	Rights Upon Event of Default	37
10.2	Offset	37
10.3	Performance by Agent	37
10.4	Diminution in Collateral Value	38
10.5	Agent Not In Control	38
10.6	Waivers	38
10.7	Cumulative Rights	38
10.8	INDEMNIFICATION OF AGENT AND BANKS	38
10.9	Limitation of Liability	39
Article Eleven	The Agent	39
11.1	Authorization and Action	39
11.2	Agent’s Reliance, Etc.	39
11.3	Texas Capital Bank and Affiliates	40
11.4	Bank Credit Decisions	40
11.5	Indemnification by Banks	40
11.6	Defaults	41
11.7	Deferral of Distributions; Investments	41
11.8	Nature of Article 11	42
11.9	Successor Agent	42
Article Twelve	Miscellaneous	43
12.1	Notices	43
12.2	Form and Number of Documents	43
12.3	Survival	43
12.4	GOVERNING LAW; PLACE OF PERFORMANCE	43
12.5	Maximum Interest	43
12.6	Ceiling Election	45
12.7	Invalid Provisions	45
12.8	Entirety and Amendments	45
12.9	Sale of Participations	46
12.10	Multiple Counterparts	46
12.11	Parties Bound	46
12.12	Agent’s Consent or Approval	46
12.13	Loan Agreement Governs	46
12.14	WAIVER OF JURY TRIAL	46
12.15	STATUTE OF FRAUDS NOTICE	47

LIST OF SCHEDULES AND EXHIBITS

EXHIBIT A	-	Borrowing Base Certificate

EXHIBIT B	-	Compliance Certificate

EXHIBIT C	-	Parent Guarantor’s Compliance Certificate

SCHEDULE ONE	-	Conditions Precedent

SCHEDULE TWO	-	Disclosure Schedule

SCHEDULE THREE	-	Non-Texas Notes Receivable

CREDIT FACILITY LOAN AGREEMENT

This Credit Facility Loan Agreement (“Agreement”) is executed, made and entered into as of May 8, 2012, by and among PROPEL FINANCIAL SERVICES, LLC, a Texas limited liability company (“Borrower”), and TEXAS CAPITAL BANK, NATIONAL ASSOCIATION, a national banking association (“TCB”), AMEGY BANK NATIONAL ASSOCIATION, a national banking association (“Amegy”), BOKF, NATIONAL ASSOCIATION, a national banking association (“BOT”), CITY BANK, a Texas banking association (“City Bank”), LONE STAR NATIONAL BANK, a national banking association (“Lone Star”), and GREEN BANK, N.A., a national banking association (“Green Bank”) (TCB, Amegy, BOT, City Bank, Lone Star and Green Bank each individually, a “Bank” and collectively, the “Banks”); and TEXAS CAPITAL BANK, NATIONAL ASSOCIATION, a national banking association, as Administrative Agent (in such capacity, “Agent”).

RECITALS:

A. Borrower has requested that Banks extend credit to Borrower as described in this Agreement. Banks are willing to make such credit available to Borrower upon and subject to the provisions, terms and conditions hereinafter set forth.

B. Subject to and upon the terms and conditions of this Agreement, Banks have agreed to lend to Borrower the amounts herein described for the purposes set forth below.

AGREEMENT:

NOW, THEREFORE, in consideration of the premises, the covenants, representations, warranties and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby covenant and agree as follows:

Article One

Certain Definitions

1.1 Definitions. As used in this Agreement, all exhibits and schedules hereto and in any note, certificate, report or other Loan Documents made or delivered pursuant to this Agreement, the following terms will have the meanings given such terms in Article One.

“Adjusted EBIDTA” means, for any Person and for any applicable period of determination thereof, an amount equal to (a) EBITDA minus (b) cash income taxes minus (c) the sum of distributions and dividends.

“Advance” means any disbursement of an amount or amounts to be loaned by a Bank to Borrower hereunder or the reborrowing of amounts previously loaned hereunder.

“Affiliate” means, as to any Person, any other Person (a) that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such Person, (b) that directly or indirectly beneficially owns or holds ten percent

(10%) or more of any class of voting stock of such Person, or (c) ten percent (10%) or more of the voting stock of which is directly or indirectly beneficially owned or held by the Person in question. The term “control” means the possession, directly or indirectly, of the power to direct or cause direction of the management and policies of a Person, whether through the ownership of voting securities, by control, or otherwise; provided, however, in no event shall Agent or Banks be deemed an Affiliate of Borrower.

“Agent” means Texas Capital Bank, National Association, a national banking association, in its capacity as Agent hereunder, or any successor Agent appointed pursuant to Section 11.9 hereof.

“Agent Letter Agreement” means that certain letter agreement executed by and between Borrower and Agent of even date herewith.

“Aggregate Advance” means, collectively, each set of Advances made by Banks to Borrower on the same date, bearing interest at the same rate, and having the same Interest Period.

“Agreement” means this Credit Facility Loan Agreement, as the same may, from time to time, be amended, supplemented, or replaced.

“Approved Purposes” means the costs to finance the purchase and/or origination of Notes Receivable and sums used to refinance existing debt made for such purpose.

“Article” and “Articles” have the meanings set forth in Section 1.5.

“Bank” or “Banks” means individually and collectively the financial institutions identified as such in the introductory paragraph hereof, and their successors and assigns.

“Borrower” means the Person identified as such in the introductory paragraph hereof, and its successors and assigns.

“Borrowing Base” means, at any time, ninety percent (90%) of the aggregate outstanding principal balance of the Notes Receivable.

“Borrowing Base Certificate” means, as of any date of preparation, a certificate setting forth the Borrowing Base (in substantially the form of Exhibit A attached hereto) prepared by and certified by the chief financial officer (or other representative acceptable to Agent) of Borrower.

“Borrowing Limit” means the lesser of the Borrowing Base or the Committed Sum.

“Business Day” means a day other than a Saturday, Sunday or a day on which commercial banks in Dallas, Texas, are authorized to be closed. Unless otherwise provided, the term “days” means calendar days.

“Capital Lease Obligation” means the amount of Debt under a lease of property by a Person that would be shown as a liability on a balance sheet of such Person prepared for financial reporting purposes in accordance with GAAP.

“Cash Flow Leverage Ratio” will be tested quarterly for pricing purposes and annually for compliance purposes.

(a) For pricing purposes, “Cash Flow Leverage Ratio” means, in respect of a Person and as of any date of computation (i) at the Closing Date, the ratio, calculated on an annualized quarter basis, of all Senior Funded Debt to the sum of Consolidated Adjusted EBITDA plus, to the extent not otherwise included in net income, collections on Note Receivables for principal repayment, as of March 31, 2012, (ii) for the quarter ending June 30, 2012, the ratio, calculated on an annualized quarter basis, of all Senior Funded Debt to the sum of Consolidated Adjusted EBITDA plus, to the extent not otherwise included in net income, collections on Note Receivables for principal repayment, for the two (2) previous quarters, (iii) for the quarter ending September 30, 2012, the ratio, calculated on an annualized quarter basis, of all Senior Funded Debt to the sum or Consolidated Adjusted EBITDA plus, to the extent not otherwise included in net income, collections on Note Receivables for principal repayment, for the previous three (3) quarters and (iv) for the quarter ending December 31, 2012, and thereafter, the ratio, calculated on a rolling four (4) quarter basis, of all Senior Funded Debt to the sum of Consolidated Adjusted EBITDA plus, to the extent not otherwise included in net income, collections on Note Receivables for principal repayment.

(b) For compliance purposes, “Cash Flow Leverage Ratio” means, in respect of a Person and as of any date of computation, the ratio, calculated annually, of all Senior Funded Debt to the sum of Consolidated Adjusted EBITDA plus, to the extent not otherwise included in net income, collections on Note Receivables for principal repayment,.

“Closing Date” means May 8, 2012.

“Code” means the Uniform Commercial Code of the State of Texas or other applicable jurisdiction as it may be amended from time to time.

“Collateral” means all property (regardless of owner) which secures, either directly or indirectly, the Indebtedness and the Obligations, including all of those assets and properties of Borrower and the other Credit Parties listed below, whether now owned or hereafter acquired, wherever located, howsoever arising or created, and whether now existing or hereafter arising, existing or created:

(i) All Notes Receivable in the actual or constructive possession of Agent or in the actual or constructive possession of a Credit Party in trust for Agent or in transit to or from Agent as collateral for the Indebtedness or designated by a Credit Party as collateral for the Indebtedness (whether or not delivered to Agent);

(ii) All present and future Accounts, Instruments, Documents, Chattel Paper, and General Intangibles, and other personal property now owned or hereafter acquired by a Credit Party arising from or by virtue of any transaction related to its business;

(iii) All books and records, customer lists, credit files, computer files, programs, printouts and other computer materials and records related thereto; and

(iv) All proceeds and products thereof, of whatever kind or nature from any of such collateral described in paragraphs (a)(i), (ii) and (iii) above.

As used herein, Accounts, Chattel Paper, Instruments, Documents, and General Intangibles shall have the respective meanings assigned to them in the Code.

“Commitment” means the obligation of a Bank to make Loans in an amount not to exceed its Specified Percentage of the aggregate Borrowing Limit in effect from time to time.

“Committed Sum” means, in the aggregate, the sum of $160,000,000.00, as the same may be increased or reduced in accordance with the terms of this Agreement.

“Compliance Certificate” means a certificate, substantially in the form of Exhibit B attached hereto, prepared by and executed by the chief financial officer (or other authorized representative acceptable to Agent) of Borrower.

“Consolidated” means in reference to any financial term herein or the determination thereof, such term determined on a consolidated basis for Borrower and the other Credit Parties in accordance with GAAP; provided, if at any time any of the Credit Parties (other than Borrower) is not a Subsidiary of Borrower, “Consolidated” shall mean, in respect of such non-Subsidiary Credit Party, such term determined on a combined basis in relation to the other Credit Parties.

“Credit Party” means Borrower and each Guarantor (other than Parent Guarantor).

“Current Financial Statements” means the financial statements of Borrower most recently submitted to Agent and dated March 31, 2012.

“Debt” means as to any Person at any time (without duplication), (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, notes, debentures, or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable of such Person arising in the ordinary course of business that are not past due by more than ninety (90) days, (d) all Capital Lease Obligations of such Person, (e) all debt or other obligations of others guaranteed by such Person; (f) all obligations secured by a Lien existing on property owned by such Person, whether or not the obligations secured thereby have been assumed by such Person or are non-recourse to the credit of such Person; (g) any other obligation for borrowed money or other financial accommodations which in accordance with GAAP would be shown as a liability on the balance sheet of such Person, (h) any repurchase obligation or liability of a Person with respect to accounts, chattel paper or notes receivable sold by such Person; (i) any liability under a sale and leaseback transaction that is not a Capital Lease Obligation, (j) any obligation arising with respect to any other transaction that is the functional equivalent of borrowing but which does not constitute a liability on the balance sheets of a Person, and (k) all reimbursement obligations of such Person (whether contingent or otherwise) in respect of letters of credit, bankers’ acceptances, surety or other bonds and similar instruments.

“Debtor Relief Laws” means the Bankruptcy Code of the United States and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, insolvency, reorganization, or similar debtor relief Laws affecting the rights of creditors generally from time to time in effect.

“EBITDA” means, for any Person for any period, an amount equal to (a) net income determined in accordance with GAAP, plus (b) the sum of the following to the extent deducted in the calculation of net income: (i) interest expense; (ii) income taxes; (iii) depreciation; (iv) amortization; (v) extraordinary losses determined in accordance with GAAP; and (vi) other non-recurring expenses of such Person reducing such net income which do not represent a cash item in such period or any future period, minus (c) the sum of the following to the extent included in the calculation of net income: (i) income tax credits of such Person; (ii) extraordinary gains determined in accordance with GAAP; and (iii) all non-recurring, non-cash items increasing net income.

“Environmental Laws” means any and all federal, state, and local laws, regulations, judicial decisions, orders, decrees, plans, rules, permits, licenses, and other governmental restrictions and requirements pertaining to health, safety, or the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601, et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901, et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651, et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Clean Water Act, 33 U.S.C. § 1251, et seq., and the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq., as the same may be amended or supplemented from time to time.

“Environmental Liabilities” means, as to any Person, all liabilities, obligations, responsibilities, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs, and expenses (including, without limitation, all reasonable fees, disbursements and expenses of counsel, expert and consulting fees and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, including any Environmental Law, permit, order or agreement with any Governmental Authority or other Person, arising from environmental, health or safety conditions or the Release or threatened Release of a Hazardous Material into the environment, resulting from the past, present, or future operations of such Person or its Affiliates.

“Event of Default” has the meaning set forth in Article Nine and in any other provision hereof using the term.

“Existing Environmental Matters” has the meaning set forth in Section 5.13.

“Existing Litigation” has the meaning set forth in Section 5.5.

“Facility Fee” has the meaning set forth in Section 2.7.

“Facility Increase” has the meaning set forth in Section 2.16.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such date on such transactions received by Agent from three federal funds brokers of recognized standing selected by it.

“Funding Indemnification” means the amount (which shall be payable on a Bank’s written demand notwithstanding any contrary provision in this Agreement or in a Note) necessary to promptly compensate a Bank for, and hold it harmless from, any loss, cost or expense incurred by it as a result of:

(a) any payment or prepayment of any Advance bearing interest based upon LIBOR on a day other than the last day of the relevant LIBOR Interest Period (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b) any failure by Borrower to prepay, borrow, continue or convert an Advance bearing or selected to bear interest based upon LIBOR on the date or in the amount selected by Borrower, including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such portion or from fees payable to terminate the deposits from which such funds were obtained. Borrower also shall pay any customary administrative fees charged by a Bank in connection with the foregoing. For purposes of calculation amounts payable by Borrower to a Bank hereunder, a Bank shall be deemed to have funded the Advance based upon LIBOR by a matching deposit or other borrowing in the London interbank market for a comparable amount and for a comparable period, whether or not such Advance was in fact so funded.

“GAAP” means generally accepted accounting principles, applied on a consistent basis, set forth in Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board which are applicable in the circumstances as of the date in question; and the requisite that such principles be applied on a consistent basis means that the accounting principles observed in a current period are comparable in all material respects to those applied in a preceding period, except to the extent that a deviation therefrom is expressly permitted by this Agreement.

“Guarantor” means each of (a) Parent Guarantor and (b) the entities listed on Annex A hereto, and each of their respective successors and assigns.

“Guaranty” means written guaranties of each of the Guarantors in favor of Agent, in form and substance satisfactory to Agent, as the same may be amended, modified, restated, renewed, replaced, extended, supplemented or otherwise changed from time to time.

“Hazardous Material” means any substance, product, waste, pollutant, material, chemical, contaminant, constituent, or other material which is or becomes listed, regulated, or addressed under any Environmental Law, including, without limitation, asbestos, petroleum, and polychlorinated biphenyls.

“Inchoate Lien” means any Tax Lien for Taxes not yet due and payable and any mechanic’s Lien and materialman’s Lien for services or materials for which payment is not yet due.

“Increased Cost” shall have the meaning set forth in Section 2.11(b).

“Indebtedness” means all present and future indebtedness, obligations, and liabilities, including all direct and contingent obligations arising under letters of credit, banker’s acceptances, bank guaranties and similar instruments, net obligations under any swap contract, overdrafts, Automated Clearing House obligations, and all other financial accommodations which could be considered a liability under GAAP, and all renewals, extensions, and modifications thereof, or any part thereof, now or hereafter owed to a Bank by Borrower, and all interest accruing thereon and costs, expenses, and reasonable attorneys’ fees incurred in the enforcement or collection thereof, regardless of whether such indebtedness, obligation, and liabilities are direct, indirect, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, including, but not limited to, the indebtedness, obligations, and liabilities evidenced, secured, or arising pursuant to any of the Loan Documents and all renewals and extensions thereof, or any part thereof, and all present and future amendments thereto.

“Interest Coverage Ratio” means, in respect of a Person and as of the last day of any calendar quarter (a) for calendar quarter ending June 30, 2012, and September 30, 2012, the ratio, computed on a cumulative quarter year-to-date basis, of (i) Consolidated Adjusted EBITDA for the period commencing on January 1, 2012 and ending on such dates to (y) Consolidated interest expense for the period commencing on January 1, 2012 and ending on such dates or (b) for calendar quarter ending December 31, 2012, and thereafter, the ratio, computed on a rolling four (4) quarter basis, of (x) Consolidated Adjusted EBITDA for the preceding four (4) quarters to (y) Consolidated interest expense for the preceding four (4) quarters.

“Interest Period” means (a) with respect to any LIBOR Advance, the period beginning on the date the Advance is made or continued as a LIBOR Advance, and ending one, two, or three months thereafter for any such Advance and (b) with respect to any Prime Rate Advance, the period beginning on the date the Advance is made or continued as a Prime Rate Advance, and continuing daily thereafter.

“Investments” has the meaning set forth in Section 7.6.

“Laws” means all statutes, laws, ordinances, regulations, orders, writs, injunctions, or decrees of the United States, any city or municipality, state, commonwealth, nation, country, territory, possession, or any Tribunal.

“Liabilities” means, at any particular time, all amounts which in conformity with GAAP, would be included as liabilities on a balance sheet of a Person.

“LIBOR Advance” means an Advance bearing interest at the LIBOR Rate.

“LIBOR Interest Payment Date” means, for any LIBOR Advance, the last day of its Interest Period and, if such Advance has an Interest Period longer than three months, the day that occurs three months after the first day of its Interest Period.

“LIBOR Margin” means the rate, determined on a quarterly basis, of (i) three and three-quarters percent (3.75%) if the Cash Flow Leverage Ratio is greater than or equal to 3.25, (ii) three and one-half percent (3.50%) if the Cash Flow Leverage Ratio is greater than or equal to 2.75 but less than 3.25, (iii) three and one-quarter percent (3.25%) if the Cash Flow Leverage Ratio is greater than or equal to 2.25 but less than 2.75 and (iv) three percent (3.00%) if the Cash Flow Leverage Ratio is less than 2.25 (in each case the Cash Flow Leverage Ratio shall be calculated as of the last day of the most recently ended quarter for which the Compliance Certificate has been delivered).

“LIBOR Rate” means a per annum rate equal to the LIBOR Margin plus the rate determined pursuant to the following formula:

London Interbank Rate

100% - LIBOR Reserve Percentage

The amount of interest on a LIBOR Rate basis will be computed on the basis of a 360-day year (calculated on the basis of actual days elapsed).

“LIBOR Reserve Percentage” means the reserve requirement, if any, including any supplemental and emergency reserves (expressed as a percentage), applicable to member banks of the Federal Reserve System in respect of “eurocurrency liabilities” under Regulation D of the Board of Governors of the Federal Reserve System, or any substituted or amended reserve requirement hereafter applicable to member banks of the Federal Reserve System.

“Lien” means any lien, security interest, Tax lien, mechanic’s lien, materialman’s lien, or other encumbrance, whether arising by contract or under Law.

“Litigation” means any proceeding, claim, lawsuit, and/or investigation conducted or threatened by or before any Tribunal, including, but not limited to, proceedings, claims, lawsuits, and/or investigations under or pursuant to any environmental, occupational safety and health, antitrust, unfair competition, securities, Tax, or other Law, or under or pursuant to any agreement, document, or instrument.

“Loan Documents” mean this Agreement, the Notes, the Guaranty, the Security Agreement, and any and all other agreements, documents, and instruments executed and delivered pursuant to the terms of this Agreement, and any future amendments hereto, or restatements hereof, or pursuant to the terms of any of the other loan documents, together with any and all renewals, extensions, and restatements of, and amendments and modifications to, any such agreements, documents, and instruments.

“Loan Rate” means (a) in the case of a Prime Rate Advance, the Prime Rate, as it may vary from day to day and (b) in the case of a LIBOR Advance, the LIBOR Rate.

“Loan” and “Loans” mean the Revolving Loan made pursuant to this Agreement.

“London Interbank Market” means the buying and selling of dollar deposits payable by financial institutions located in London between Agent and other financial institutions in the ordinary course of Agent’s business.

“London Interbank Rate” means, for a LIBOR Rate borrowing and for the relevant Interest Period, the annual interest rate (rounded upward, if necessary, to the nearest 1/16th of one percent) equal to the quotient obtained by dividing (a) the rate that deposits in United States dollars are offered to Agent in the London interbank market at approximately 11:00 a.m. London, England time two (2) Business Days before the first day of that Interest Period as shown on the display designated as “British Bankers Assoc. Interest Settlement Rates” on the Telerate System (“Telerate”), page 3750 or Page 3740, or such other page or pages as may replace such pages on Telerate for the purpose of displaying such rate (provided that if such rate is not available on Telerate then such offered rate shall be otherwise independently determined by Agent from an alternate, substantially similar independent service available to Agent or shall be calculated by Agent by a substantially similar methodology as that theretofore used to determine such offered rate in Telerate) in an amount comparable to that LIBOR Rate borrowing and having a maturity approximately equal to that Interest Period by (b) one minus the LIBOR Reserve Percentage (expressed as a decimal) applicable to the relevant Interest Period.

“Majority Banks” means the Banks in the aggregate having greater than fifty percent (50%) of the Specified Percentage.

“Material Adverse Effect” means any set of circumstances or event which (a) could reasonably be expected to have any adverse effect whatsoever upon the validity, performance, or enforceability of any Loan Document, (b) is or could reasonably be expected to become material and adverse to the financial condition, properties, or business operations of the Person in question, (c) could reasonably be expected to impair the ability of the Person in question to fulfill its obligations under the terms and conditions of the Loan Documents, or (d) could reasonably be expected to cause an Event of Default.

“Maturity Date” means May 8, 2015.

“Maximum Lawful Rate” means the maximum non-usurious rate of interest (or, if the context so requires, an amount calculated at such rate) which Banks are allowed to contract for, charge, take, reserve, or receive in this transaction under applicable federal or state (whichever is higher) Law from time to time in effect after taking into account, to the extent required by applicable federal or state (whichever is higher) Law from time to time in effect, any and all relevant payments or charges under the Loan Documents.

“Net Income” of any Person means that Person’s profit or loss determined in accordance with GAAP.

“New Bank” has the meaning set forth in Section 2.16.

“Note” means each promissory note of Borrower evidencing Advances hereunder, and “Notes” means collectively any outstanding Note of Borrower evidencing Advances hereunder.

“Notes Receivable” means the promissory notes, negotiable instruments and other writings that (a) evidence a right to the payment of a monetary obligation payable to a Credit Party, whether now owned or hereafter made, originated or acquired by a Credit Party and (b) (i) are secured by an interest in real property located in the State of Texas or (ii) were acquired prior to the date hereof and are listed and described on Schedule Three hereof.

“Obligated Party” means any Guarantor or any other Person who is or becomes party to any agreement that guarantees or secures payment and performance of the Indebtedness and/or Obligations or any part thereof.

“Obligations” means (i) any indebtedness or liabilities created or evidenced pursuant to this Agreement, including, but not limited to the Notes, and all of the covenants, conditions, warranties, representations and other obligations (other than to repay the Indebtedness) made or undertaken by Borrower or any Obligated Party as set forth in the Loan Documents and (ii) any and all obligations, contingent or otherwise, whether now existing or hereafter arising in connection with any Swap Agreements between Borrower and any Bank.

“Organizational Documents” means (a) in the case of a corporation, its articles or certificate of incorporation and bylaws, (b) in the case of a general partnership, its partnership agreement, (c) in the case of a limited partnership, its certificate of limited partnership and partnership agreement, (d) in the case of a limited liability company, its articles of organization and operating agreement or regulations, and (e) in the case of any other entity, its organizational and governance documents and agreements.

“Origination Fee” has the meaning set forth in Section 2.6.

“Origination Fee Letter Agreement” means that certain letter agreement executed by and between Borrower and Agent of even date herewith describing and defining the Origination Fee.

“Parent Guarantor” means Encore Capital Group, Inc., a Delaware corporation, and its successors and assigns.

“Parent Guarantor’s Compliance Certificate” means a certificate, substantially in the form of Exhibit C attached hereto, prepared by and executed by the chief financial officer (or other authorized representative acceptable to Agent) of Parent Guarantor.

“Parent Guarantor’s Existing Credit Agreement” means that certain Credit Agreement under that certain Credit Agreement dated as of February 8, 2010 by and among Encore Capital Group, Inc, the financial institutions listed on the signature pages thereof and SunTrust Bank, as successor-in-interest to JPMorgan Chase Bank, N.A., as collateral agent and as administrative agent thereunder (as amended, restated, supplemented or otherwise modified from time to time). Parent Guarantor’s Existing Credit Agreement shall include any future credit agreements or arrangements between Parent Guarantor and other lenders, the proceeds of which are used to pay off Parent Guarantor’s Existing Credit Agreement.

“Parent Guarantor’s Lender” means SunTrust Bank and its successor and assigns under Parent Guarantor’s Existing Credit Agreement.

“Permitted Businesses” mean those businesses in which the Credit Parties were engaged as of the Closing Date.

“Permitted Liens” means all (a) Inchoate Liens, (b) Liens created by or pursuant to the Loan Documents in favor of a Bank, (c) all Liens described in Schedule Two, and all renewals and extensions of the foregoing.

“Person” means any individual, firm, corporation, association, partnership, joint venture, trust, other entity, or a Tribunal.

“Prime Rate” means the rate of interest per annum equal to the sum of (a) the interest rate quoted in the “Money Rates” section of The Wall Street Journal from time to time and designated as the “Prime Rate” plus (b) the Prime Rate Margin. If such prime rate, as so quoted, is split between two or more different interest rates, then the “Prime Rate” used in the above calculation shall be the highest of such interest rates. If such prime rate shall cease to be published or is published infrequently or sporadically, then the “Prime Rate” used in the above calculation shall be the rate of interest per annum established from time to time by Agent and designated as its base or prime rate, which may not necessarily be the lowest interest rate charged by Agent and is set by Agent in its sole discretion.

“Prime Rate Advance” means an Advance bearing interest at the Prime Rate.

“Prime Rate Margin” means the rate, determined on a quarterly basis, of (i) three-quarters percent (0.75%) if the Cash Flow Leverage Ratio is greater than or equal to 3.25, (ii) one-half percent (0.50%) if the Cash Flow Leverage Ratio is greater than or equal to 2.75 but less than 3.25, (iii) one-quarter percent (0.25%) if the Cash Flow Leverage Ratio is greater than or equal to 2.25 but less than 2.75 and (iv) zero percent (0.00%) if the Cash Flow Leverage Ratio is less than 2.25 (in each case the Cash Flow Leverage Ratio shall be calculated as of the last day of the most recently ended quarter for which the Compliance Certificate has been delivered).

“Principal Balance” means the aggregate unpaid principal balance of the Notes at the time in question.

“Pro Rata” means, as to any Bank, in accordance with its percentage of the aggregate amount of outstanding Advances; provided however, that if no Advances are outstanding, such term means, for any Bank, in accordance with its Specified Percentage.

“Ratable” means, as to any Bank, in accordance with its Specified Percentage.

“Regulatory Change” means any change after the date hereof in federal, state or foreign Law (including the introductions of any new Law) or the adoption or making after such date of any interpretations, directives, or requests of or under any federal, state or foreign Law (whether or not having the force of Law) by any Tribunal charged with the interpretation or administration thereof, applying to a class of banks including any Bank in any Advances, excluding, however, any such change which results in an adjustment of the LIBOR Reserve Percentage and the effect of which is reflected in a change in the LIBOR Rate as provided in the definition of such term.

“Release” means, as to any Person, any release, spill, emissions, leaking, pumping, injection, deposit, disposal, disbursement, leaching, or migration of Hazardous Materials into the indoor or outdoor environment or into or out of property owned by such Person, including, without limitation, the movement of Hazardous Materials through or in the air, soil, surface water, ground water, or property.

“Remedial Action” means all actions required to (a) clean up, remove, treat, or otherwise address Hazardous Materials in the indoor or outdoor environment, (b) prevent the Release or threat of Release or minimize the further Release of Hazardous Materials so that they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care.

“Revolving Loan” means the $160,000,000.00 revolving line of credit loan made pursuant to this Agreement.

“Revolving Note” means, individually and collectively, the following:

(a) the Revolving Promissory Note dated as of the Closing Date, in the original principal amount of $35,000,000.00, executed by Borrower and payable to the order of TCB, and all amendments, extensions, renewals, replacements, increases, and modifications thereof;

(b) the Revolving Promissory Note dated as of the Closing Date, in the original principal amount of $30,000,000.00, executed by Borrower and payable to the order of Amegy, and all amendments, extensions, renewals, replacements, increases, and modifications thereof;

(c) the Revolving Promissory Note dated as of the Closing Date, in the original principal amount of $30,000,000.00, executed by Borrower and payable to the order of BOT, and all amendments, extensions, renewals, replacements, increases, and modifications thereof;

(d) the Revolving Promissory Note dated as of the Closing Date, in the original principal amount of $27,500,000.00, executed by Borrower and payable to the order of City Bank, and all amendments, extensions, renewals, replacements, increases, and modifications thereof;

(e) the Revolving Promissory Note dated as of the Closing Date, in the original principal amount of $22,500,000.00, executed by Borrower and payable to the order of Lone Star, and all amendments, extensions, renewals, replacements, increases, and modifications thereof; and

(f) the Revolving Promissory Note dated as of the Closing Date, in the original principal amount of $15,000,000.00, executed by Borrower and payable to the order of Green Bank, and all amendments, extensions, renewals, replacements, increases, and modifications thereof.

“Rights” mean any remedies, powers, and privileges exercisable by Agent or a Bank under the Loan Documents, at Law, equity, or otherwise.

“Section” and “Sections” have the meanings set forth in Section 1.5.

“Security Agreement” means the Security Agreement dated as of the Closing Date, executed by Borrower in favor of Agent, in form and substance satisfactory to Agent, as the same may be amended, restated, supplemented or modified from time to time.

“Specified Percentage” means, as to any Bank, for Advances made to Borrower out of the Committed Sum and the definition of “Majority Banks”, the percentage as agreed among the Agent and the Banks, initially as follows:

Bank	Specified Percentage
TCB	21.875%
Amegy	18.75%
BOT	18.75%
City Bank	17.1875%
Lone Star	14.0625%
Green Bank	9.375%

“Subordinated Debt” means all Debt of Borrower whether now existing or hereafter incurred which is subordinate in right of payment to the Indebtedness, pursuant to a written agreement in form and content satisfactory to Agent.

“Subsection” and “Subsections” have the meanings set forth in Section 1.5.

“Subsidiary(ies)” means any entity more than fifty percent (50%) of whose ownership interest now or hereafter is owned directly or indirectly by Borrower or any Subsidiary or may be voted by Borrower or any Subsidiary.

“Super-Majority Banks” means the Banks in the aggregate having greater than seventy-five percent (75%) of the Specified Percentage.

“Swap Agreement” means any agreement between the Borrower and any Person with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or combination of these transactions.

“Taxes” means all taxes (including withholding), assessments, fees, levies, imposts, duties, deductions, withholdings, or other charges of any nature whatsoever from time to time or at any time imposed by any Laws or by any Tribunal, excluding state and local sales and use taxes.

“Tribunal” means any state, commonwealth, federal, foreign, territorial or other court or government body, subdivision, agency, department, commission, board, bureau or instrumentality of a governmental body.

“Tribunal Proceedings” has the meaning set forth in Section 5.4.

“Unpaid Judgments” has the meaning set forth in Section 5.5.

“Unused Commitment” means the Committed Sum minus outstanding Advances made to Borrower.

1.2 Accounting Matters. Any accounting term used in this Agreement or the other Loan Documents shall have, unless otherwise specifically provided therein, the meaning customarily given such term in accordance with GAAP, and all financial computations thereunder shall be computed, unless otherwise specifically provided therein, in accordance with GAAP consistently applied. That certain items or computations are explicitly modified by the phrase “in accordance with GAAP” shall in no way be construed to limit the foregoing.

1.3 Headings. The headings, captions, and arrangements used in any of the Loan Documents are, unless specified otherwise, for convenience only and shall not be deemed to limit, amplify, or modify the terms of the Loan Documents no to affect the meaning thereof.

1.4 Number and Gender of Words. Whenever herein the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate. Reference herein of Borrower shall mean, jointly and severally, each Person comprising same.

1.5 Articles, Sections, Subsections and Exhibits. All references herein to “Article”, “Articles”, “Section”, “Sections”, “Subsection”, and “Subsections” contained herein are, unless specified otherwise, references to articles, sections and subsections of this Agreement. All references herein to an “Exhibit” or “Schedule” are references to exhibits or schedules attached hereto, all of which are made a part hereof for all purposes, the same as if set forth herein verbatim, it being understood that if any exhibit or schedule attached hereto, which is to be executed and delivered, contains blanks, the same shall be completed correctly and in accordance with the terms and provisions contained and as contemplated herein prior to or at the time of the execution and delivery thereof. The words “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” when used in this Agreement shall refer to the entire Agreement and not to any particular provision or section.

Article Two

Commitment to Lend, Terms of Payment

2.1 Advances.

(a) Revolving Loan. Subject to and upon the terms, covenants, and conditions of this Agreement, each Bank severally agrees to make one or more Advances of the Revolving Loan to Borrower for Approved Purposes until the Maturity Date in an aggregate outstanding amount at any one time not to exceed the product of such Bank’s Specified Percentage times the Borrowing Limit. The initial Advance of the Revolving Loan shall be made and used by Borrower to refinance existing indebtedness of Borrower incurred by Borrower for Approved Purposes. Within the limit of the Borrowing Limit, Borrower may borrow, repay, and reborrow at any time and from time to time from the Closing Date to the earlier of (a) the Maturity Date, or (b) the termination of a Bank’s Commitment hereunder. If, by virtue of payments made on a Note, the principal amount owed on the Note during its term reaches zero at any point, Borrower agrees that all of the Collateral and all of the Loan Documents shall remain in full force and effect to secure any Advances made thereafter, and such Bank shall be fully entitled to rely on all of the Collateral and all of the Loan Documents unless an appropriate release of all or any part of the Collateral or all or any part of the Loan Documents has been executed by such Bank. The Principal Balance of the Revolving Loan may not exceed the Borrowing Limit at any time.

(b) Loan Rate. Each Advance shall be at the Loan Rate as specified in the related notice of borrowing, conversion or continuation and subject to the provisions below. The Loan Rate is subject to change, but Borrower may select, subject to the terms and conditions set forth below, a Loan Rate based upon either a LIBOR Rate or the Prime Rate for the entire principal amount of the Advance then outstanding or a portion thereof. The Loan Rate applicable to each advance may change due to the quarterly determination of the LIBOR Margin and Prime Margin, in accordance with the definitions thereof and based on the Cash Flow Leverage Ratio as reflected in the then most recent Compliance Certificate. Adjustments, if any, to the LIBOR Margin and/or Prime Margin shall be effective on the earlier of (i) the date the Compliance Certificate is due pursuant to Section 6.1(e) below or (ii) the day after Agent receives the Compliance Certificate. Prime Rate Advances and LIBOR Advances may be outstanding at the same time, but no more than eight (8) Aggregate Advances bearing interest at the LIBOR Rate may be outstanding at any time. Each Aggregate Advance shall be not less than the amount of $1,000,000.00.

2.2 Borrowing Procedure.

(a) Borrower shall give Agent notice of each Advance by means of a written request containing the information required by Agent and delivered (by hand or by mechanically confirmed facsimile) to Agent no later than 11:00 a.m. (San Antonio, Texas time) three (3) Business Days before any proposed LIBOR Advance and on the Business Day for any proposed Prime Rate Advance. Agent, at its option, may accept telephonic requests for such Advances, provided that such acceptance shall not constitute a waiver of Agent’s right to require delivery of a written request in connection with subsequent Loans. Any telephonic request for an Advance by the Borrowers shall be made to Tammy Wilford at (210) 390-3824 or to Diana Vogel at (210) 390-3811 or by facsimile at (210) 390-3777, or such other person as Agent may from time to time specify and shall be promptly confirmed by submission of a properly completed written request to Agent, but failure to deliver a written request shall not be a defense to payment of an Advance. Agent shall have no liability to Borrower for any loss or damage suffered by Borrower as a result of Agent’s honoring of any requests, execution of any instructions, authorizations or agreements or reliance on any reports communicated to it telephonically, by facsimile or electronically, and purporting to have been sent to Agent by Borrower and Agent shall have no duty to verify the origin of any such communication or the identity or authority of the Person sending it. Agent shall promptly notify Banks of each such notice. Each Bank shall, before

11:00 a.m. (San Antonio, Texas time) on the date of such Advance, make available to Agent, at its office at 745 East Mulberry, Suite 350, San Antonio, Texas, 78212, such Bank’s Specified Percentages of the Aggregate Advance in immediately available funds. Agent shall promptly make available to the Borrower the funds so received.

(b) If an Event of Default has occurred and is continuing, the option to select a LIBOR Advance shall be suspended until no Event of Default has occurred and is continuing. No Interest Period may extend beyond the Maturity Date. Any Interest Period for which a LIBOR Advance is not selected shall bear interest at a Loan Rate based upon the Prime Rate. The determination by Agent of the Loan Rate shall, in the absence of manifest error, be conclusive and binding in all respects.

(c) Each date of borrowing must be a Business Day. No Aggregate Advance bearing interest at the LIBOR Rate shall be made if the last day of its Interest Period would extend beyond any principal payment date that requires payment thereof. If any notice to Agent requesting a LIBOR Advance fails to specify an Interest Period, the Interest Period shall be one month. If any notice does not specifically request a LIBOR Advance, the Borrower shall be deemed to have requested a Prime Rate Advance.

(d) Unless a Bank shall have notified Agent prior to the date of any Advance that it will not make available its Specified Percentage of the Aggregate Advance, Agent may assume that such Bank has made the appropriate amount available in accordance with subsection (a) above, and Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If and to the extent any Bank shall not have made such amount available to Agent, such Bank and Borrower severally agree to repay to Agent forthwith on demand such corresponding amount together with interest thereon, from the date such amount is made available to Borrower until the date such amount is repaid to Agent, at (i) in the case of Borrower, the interest rate applicable at the time to such Aggregate Advance, and (ii) in the case of such Bank, the Federal Funds Rate.

(e) The failure by any Bank to make available its Specified Percentage of any Aggregate Advance hereunder shall not relieve any other Bank of its obligation, if any, to make available its Specified Percentage of any Aggregate Advance; provided, however, that no Bank shall be responsible for the failure of any other Bank to make available any portion of any Aggregate Advance.

2.3 Payments. Interest only on the advance and unpaid principal balance of each of the Revolving Notes shall be due and payable monthly, beginning June 8, 2012, and continuing regularly on the same day of each month thereafter. On the Maturity Date, the accrued unpaid interest and unpaid principal balance of each of the Revolving Notes shall be due and payable in full.

2.4 Purpose of Loans. Borrower represents that the proceeds of the Loans will be used only for Approved Purposes.

2.5 Order of Application. Except as otherwise provided in the Loan Documents or otherwise agreed by Agent, all payments and prepayments of the Indebtedness, including proceeds from the exercise of any Rights under the Loan Documents or proceeds of any of the Collateral, shall be applied to the Indebtedness in the following order, any instructions from Borrower to the contrary notwithstanding: (a) the payment or reimbursement of any Funding Indemnification, expenses, costs or obligations (other than the outstanding principal balance hereof and interest hereon) for which Borrower shall be obligated or Agent or Banks shall be entitled pursuant to the provisions of this Note or the other Loan Documents; (b) to the expenses for which Agent or a Bank shall not have been reimbursed under the Loan Documents, and then to all indemnified amounts due under the Loan Documents; (c) to fees then owed Agent hereunder; (d) to accrued interest on the portion of the Indebtedness being paid or prepaid; (d) to the portion of the principal being paid or prepaid; (f) to the remaining accrued interest on the Indebtedness; (g) to the remaining principal; and (h) to the remaining Indebtedness. All amounts remaining after the foregoing application of funds shall be paid to Borrower. If an Event of Default exists under a Note, then Agent may, at the sole option of Agent and upon request from Majority Banks, apply any such payments, at any time and from time to time, to any of the items specified in clauses (a), (f) or (g) above without regard to the order of priority otherwise specified in this Section 2.5 and any application to the outstanding principal balance hereof may be made in either direct or inverse order of maturity.

2.6 Origination Fee. Borrower agrees to pay to Agent, for the Ratable account of the Banks, an origination fee (the “Origination Fee”), payable upon the execution of this Agreement, in the amount set forth in the Origination Fee Letter Agreement.

2.7 Facility Fee. Borrower agrees to pay to Agent, for the Ratable account of the Banks, an unused facility fee (the “Facility Fee”), payable quarterly in arrears beginning June 30, 2012, and continuing regularly on the last day of each calendar quarter thereafter through and including the Maturity Date, in an amount equal to (i) 0.40% [40bps] if the Cash Flow Leverage Ratio is greater than or equal to 3.25 as of the date of payment, (ii) 0.35% [35bps] if the Cash Flow Leverage Ratio is greater than or equal to 2.75 but less than 3.25 as of the date of payment, (iii) 0.30% [30bps] if the Cash Flow Leverage Ratio is greater than or equal to 2.25 but less than 2.75 as of the date of payment and (iv) 0.25% [25bps] if the Cash Flow Leverage Ratio is less than or equal to 2.25 as of the date of payment, all on a per annum basis (based on a 360 day year and the actual number of days elapsed) on the daily average unused amount of the Committed Sum. The Facility Fee shall be determined in accordance with the provisions of the preceding sentence and based on the Cash Flow Leverage Ratio as reflected in the then most recent Compliance Certificate. Adjustments, if any, to the Facility Fee shall be effective on the earlier of (i) the date the Compliance Certificate is due pursuant to Section 6.1(e) below or (ii) the day after Agent receives the Compliance Certificate. For the purpose of calculating the Facility Fee, the Committed Sum shall be deemed utilized by the average daily amount of all Advances outstanding during such period. The Facility Fee shall be allocated to the holders of the Notes in accordance with their respective Specified Percentages.

2.8 Interest Rate; Swap Agreements.

(a) Borrower shall pay interest on the principal amount of each Prime Rate Advance at the Prime Rate (but in no event higher than the Maximum Lawful Rate), payable in arrears on the last Business Day of each calendar month. Borrower shall pay interest on the principal amount of each LIBOR Advance at the applicable LIBOR Rate (but in no event higher than the

Maximum Lawful Rate), payable in arrears on each LIBOR Interest Payment Date. During the continuance of an Event of Default, each Advance and all other amounts due and owing under the Loan Documents shall bear interest at a per annum rate equal to two percent (2.00%) per annum plus the Loan Rate (the “Default Rate”) (but in no event higher than the Maximum Lawful Rate), payable on demand.

(b) Borrower shall have the right to enter into a Swap Agreement (in the form of the ISDA® 2002 Master Agreement [or any subsequent revised or successor form thereto]) in order to minimize the impact of interest rate fluctuations over the term of such Advances; provided, however, that (i) any such Swap Agreements shall be based upon a LIBOR Rate; (ii) any such Swap Agreements must be exercisable by either Borrower or a Bank on the Maturity Date of such Advances and (iii) nothing contained in this Agreement shall be construed to require Borrower to enter into Swap Agreement with a Bank.

2.9 Repayment.

(a) Borrower may prepay Aggregate Advances in part or in full without penalty before final maturity (but subject to Section 2.11 hereof), upon notice to Agent (if telephonic, to be confirmed by telecopy or in writing before the date of prepayment), not later than 10:00 a.m. (San Antonio, Texas time) one (1) Business Day before the date of prepayment, which notice shall specify the Aggregate Advance being prepaid, and the amount and date of prepayment, whether by cash, a new loan, renewal or otherwise. Prepayment in full shall consist of payment of the remaining unpaid principal balance together with all accrued and unpaid interest and all other amounts, costs and expenses for which Borrower is responsible under a Note (including Funding Indemnification) or any other agreement with a Bank pertaining to a Loan, and in no event will Borrower ever be required to pay any unearned interest.

(b) Unless Borrower shall otherwise notify Agent (if telephonic, to be confirmed by telecopy or in writing before the applicable date), not later than 11:00 a.m. (San Antonio, Texas time) one (1) Business Day before any Advance is required to be repaid on the last day of its Interest Period pursuant to this sub-section, an Aggregate Advance bearing interest at the Prime Rate shall be made by Banks to Borrower on such date in the amount of all Advances to Borrower then maturing, and the proceeds of such Aggregate Advance shall be used to repay all such maturing Advances.

(c) In no event shall the amount of outstanding Advances made to Borrower exceed the Borrowing Base. Borrower shall immediately repay the principal amount of such Advances equal to any such excess (subject to Section 2.11 hereof).

(d) Each prepayment hereunder shall be accompanied by all interest accrued on the principal amount being prepaid, together with any amounts set forth under Section 2.11(c) hereof incurred in connection with such prepayment. Unless otherwise specified by Borrower, each prepayment shall be applied first to outstanding Prime Rate Advances. All telephonic notices under this Section shall be made to Craig A. Dixon at (210) 390-3808 by facsimile at (210) 390-3777, or such other person as Agent may from time to time specify.

2.10 Payments and Computations.

(a) Borrower shall make each payment hereunder and under the other Loan Documents not later than 11:00 a.m. (San Antonio, Texas time) on the day when due in same day funds to Agent, for the Ratable account of Banks unless otherwise specifically provided herein, at Agent’s office at San Antonio, Texas, ABA# 111017979, Account Number GL# 160020, Attention: Claudia Watkins/Craig A. Dixon, Reference: Propel Financial Services, LLC (or to the attention of such other person as Agent may from time to time specify). No later than the end of each day when each payment hereunder is made, Borrower shall notify Craig A. Dixon, or such other person or persons as Agent may from time to time specify.

(b) Borrower hereby authorizes each Bank, if and to the extent payment is not made when due hereunder, to charge the amount so due against Borrower’s accounts with such Bank. Acceptance by Bank of any payment in an amount less than the full amount then due shall be deemed an acceptance on account only, and the failure to pay the entire amount then due may become an Event of Default. Borrower agrees that all payments of any obligation due hereunder shall be final, and if any such payment is recovered in any bankruptcy, insolvency or similar proceedings instituted by or against Borrower, all obligations due hereunder shall be automatically reinstated in respect of the obligation as to which payment is so recovered.

(c) All computations of interest and fees hereunder shall be made on the following basis: (i) for Prime Rate Advances, other than those based on the Federal Funds Rate, on the basis of a 365/366 day year, (ii) for Prime Rate Advances on a Federal Funds Effective Rate on a 360 day year, and (iii) for LIBOR Rate Advances on a 360 day year, for the actual number of days (including the first day but excluding the last day) occurring in the period for which such fees or interest is payable. All payments under the Loan Documents shall be made in United States dollars, and without setoff, counterclaim, or other defense.

(d) Whenever any payment to be made hereunder or under any other Loan Documents shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of interest or fees, if applicable. Notwithstanding the foregoing, if any payment relating to a LIBOR Advance falls due on a day that is not a Business Day and no further Business Day occurs in that calendar month, then the due date thereof shall be the preceding Business Day.

(e) Unless Agent shall have received notice from the Borrower prior to the date on which any payment is due hereunder that Borrower will not make payment in full, Agent may assume that such payment is so made on such date and may, in reliance upon such assumption, make distributions to Banks. If and to the extent Borrower shall not have made such payment in full, each Bank shall repay to Agent forthwith on demand the applicable amount distributed, together with interest thereon at the Federal Funds Rate, from the date of distribution until the date of repayment.

2.11 Yield Protection; Taxes.

(a) Notwithstanding anything in this Agreement or any other Loan Document to the contrary, if any Bank shall determine (which determination shall be conclusive in the absence of manifest error) that by reason of any applicable law or regulation or any change therein or the interpretation or application thereof or compliance therewith by Agent or Banks or any other changes affecting the London Interbank Market, (i) adequate and fair means do not exist for ascertaining the London Interbank Rate or (ii) the continuation of LIBOR Advances has been made impracticable by the occurrence of a contingency which materially and adversely effects the London Interbank Market, or (iii) any Regulatory Change shall make it unlawful for any Bank to make or maintain any LIBOR Advances or to match eurodollar liabilities thereto, or (iv) deposits in United States Dollars in the relevant amounts and of the relevant maturity are not available to a Bank in the London interbank market, then such Bank shall forthwith give notice thereof to Borrower. After said notice and until such time as such Bank shall determine that said adverse conditions no longer exist, (A) no additional LIBOR Advances shall be made by such Bank, and all requests for LIBOR Advances shall be deemed to request a Prime Rate Advance from such Bank, and (B) each outstanding LIBOR Advance made by such Bank shall be converted into a Prime Rate Advance on the last day of its Interest Period.

(b) If, as a result of any Regulatory Change,

(i)

the basis of taxation of payments to any Bank of the principal of or interest on any LIBOR Advance or any other amounts payable hereunder in respect thereof (other than Taxes imposed on the overall Net Income of the Bank) is changed;

(ii)

any reserve, special deposit, or similar requirements relating to any extensions of credit, letters of credit, or other assets of, or any deposits with or other liabilities of, any Bank are imposed, modified, or deemed applicable; or

(iii)	any other condition affecting this Agreement or LIBOR Advances is imposed on any Bank;

and such Bank reasonably determines that, by reason thereof, the cost to it of making, issuing, or maintaining any LIBOR Advance is increased by an amount deemed by it to be material, or any amount receivable by such Bank in respect of any LIBOR Advance is reduced by an amount deemed by it to be material (such increases in cost and reductions in amounts receivable being “Increased Cost”), then Borrower shall pay promptly upon demand to such Bank such additional amounts as such Bank reasonably determines will compensate it for such Increased Cost attributable to the Borrower’s Advances; provided, however, that notwithstanding any provision herein to the contrary, Borrower shall have the right to convert outstanding LIBOR Advances made by such Bank into Prime Rate Advances following such demand, so long as it pays such Bank all Increased Cost associated therewith and any other amounts accruing as a result of such conversion under subsection (c) hereof,

(c) Without prejudice to any provision of this Section, Borrower hereby agrees to indemnify each Bank against any loss or expense that it may incur as a result of (i) any principal payment, prepayment, conversion of a LIBOR Advance owing by Borrower on a day other than the last day of its Interest Period, (ii) any failure by the Borrower to borrow, convert or continue on a date specified therefor pursuant to Section 2.2(a) hereof, or (iii) any failure by the Borrower to comply with Section 2.9 hereof, including failure to prepay on the applicable date following notice of prepayment under Section 2.9(a) hereof.

(d) If any Bank determines that compliance with any Regulatory Change, or any change in any guideline or request from any central bank or other Tribunal (whether or not having the force of Law) affects or would affect the amount of capital required or expected to be maintained by such Bank or any of its Affiliates, and that the amount of such capital is increased by or based upon the existence of any Advance or Commitment, then, upon demand by such Bank, Borrower shall immediately pay to such Bank, from time to time as specified, additional amounts sufficient to compensate such Bank or any of its Affiliates in the light of such circumstances, to the extent that such Bank or Affiliate reasonably determines such increase in capital to be allocable to the existence or maintenance of or any participation in any Advance or Commitment relating to Borrower.

(e) A certificate given to Borrower by a Bank setting forth amounts owing under this Section shall, absent manifest error, be conclusive and binding for all purposes.

2.12 Sharing of Payments, Etc. If any Bank shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of its Advances to Borrower in excess of its Pro Rata share of payments made by Borrower, such Bank shall forthwith purchase participations in the Advance made by the other Banks to Borrower as shall be necessary to share the excess payment Pro Rata with each of them; provided, however, that if any of such excess payment is thereafter recovered from the purchasing Bank, its purchase from each Bank shall be rescinded and each Bank shall repay the purchase price to the extent of such recovery together with a Pro Rata share of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered. Borrower agrees that any Bank so purchasing a participation from another Bank pursuant to this Section may, to the fullest extent permitted by Law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Bank were the direct creditor of Borrower in the amount of such participation.

2.13 Calculation of LIBOR Rate. The provisions of this Agreement relating to calculation of the LIBOR Rate are included only for the purpose of determining the rate of interest or other amounts to be paid hereunder that are based upon such rate. It is acknowledged that each Bank shall be entitled to fund and maintain any LIBOR Advance as it sees fit. All determinations hereunder, however, shall be made as if each Bank had actually funded and maintained each LIBOR Advance through the purchase in the London Interbank Market of one or more eurodollar deposits in an amount equal to the principal amount of such Advance and having a maturity corresponding to its Interest Period.

2.14 Quotation of Rates. It is hereby acknowledged that Borrower may call Agent on or before the date on which notice of an elective interest rate is to be given by Borrower in order to receive an indication of the LIBOR Rate then in effect, but that such indication shall not be binding upon Agent and Banks, nor affect the rate of interest which is thereafter actually in effect when the election is made.

2.15 Booking Loans. Each Bank may make, carry, or transfer Advances at, to, or for the account of any of its branch offices or the office of any Affiliate. If any circumstance described in Section 2.11 occurs which would require additional costs to be paid by the Borrower to any Bank, such Bank, to the extent reasonably practicable, shall use commercially reasonable efforts to transfer the Advances and other obligations hereunder to another branch or Affiliate to the extent the same would reduce such additional costs.

2.16 Increases in the Committed Sum.

(a) Request for Increase. Provided that no Event of Default has occurred and is continuing, Borrower may, at any time and from time to time, request, by notice to Agent, Agent’s approval of an increase of the Committed Sum (a “Facility Increase”) within the limitations hereafter described, which request shall set forth the amount of each such requested Facility Increase. Within thirty (30) days of such request, Agent shall advise Borrower of its approval or disapproval of such request, and failure to so advise Borrower shall constitute disapproval. If Agent approves any such Facility Increase, then the Committed Sum may be so increased (up to the amount of such approved Facility Increase) either by having additional lenders that are approved by Borrower and Agent become Banks and/or by having any one or more of the then existing Banks (at each such Bank’s election in its sole discretion) that have been approved by Borrower and Agent, increase the amount of its Commitment (any such lender that becomes a Bank or that increases the amount of its Commitment being herein referred to as a “New Bank”), all subject to and in accordance with the provisions of this Section.

(b) Requirements. Any Facility Increase shall be subject to the following requirements, limitations and conditions: (a) any increase in the Committed Sum shall not be less than $10,000,000 (and shall be in integral multiples of $1,000,000 if in excess thereof); (b) after giving effect to the Facility Increase and all prior Facility Increases, the Committed Sum shall not exceed $200,000,000; (c) Borrower and each New Bank shall have executed and delivered a commitment and acceptance and Agent shall have accepted and executed the same; (d) Borrower shall have executed and delivered to Agent such Note or Notes as Agent shall require to reflect such Facility Increase; (e) Borrower shall have delivered to Agent appropriate opinions of counsel as to such matters as Agent may reasonably request; (f) each Guarantor shall have consented in writing to such Facility Increase and shall have agreed that its obligations under the Loan Documents continue in full force and effect; and (g) Borrower and each New Bank shall otherwise have executed and delivered such other instruments and documents as Agent shall have reasonably requested in connection with such Facility Increase. The form and substance of the documents required under clauses (c) through (g) above shall be reasonably acceptable to Agent. Agent shall provide written notice to all of the Banks hereunder of any Facility Increase. Borrower shall pay to Agent, for the ratable account of the New Banks, an additional Origination Fee in an amount equal to 0.25% [25 bps] of the Facility Increase.

(c) Loans by New Banks. Upon the effective date of any increase in the Committed Sum pursuant to the provisions hereof, which effective date shall be mutually agreed upon by

Borrower, each New Bank and Agent, each New Bank shall make a payment to Agent in an amount sufficient, upon the application of such payments by all New Banks to the reduction of the outstanding Loans held by each Bank, to cause the principal amount outstanding under the Loans made by such Bank (including any New Bank) to be in the amount of its Specified Percentage (upon the effective date of such Facility Increase, after giving effect to such Facility Increase) of all outstanding Loans. Borrower hereby irrevocably authorizes each New Bank to fund to Agent the payment required to be made pursuant to the immediately preceding sentence for application to the reduction of the outstanding Loans held by the other Banks and each such payment shall constitute a Loan hereunder. On the date on which such additional Loans are to be made by such New Banks, which date shall be mutually agreed upon by Borrower, each New Bank and Agent, each New Bank shall make its additional Loans subject to and in accordance with the provisions of this Agreement relating to the making of Advances after the effective date.

Article Three

Collateral

3.1 Security Interests. In order to secure payment and performance of the Indebtedness and Obligations, each Credit Party has granted to Agent a security interest in the Collateral by each executing and delivering to Agent a Security Agreement.

3.2 Other Documents. Borrower further agrees that it shall, and shall cause each other Credit Party to, execute and deliver to Agent from time to time such other assignments, transfers, security agreements and similar documents covering the Collateral and further authorizes Agent to prepare and file such financing statements as Agent may reasonably require to perfect and maintain its perfected interest in the Collateral.

Article Four

Conditions Precedent to Lending

4.1 Extension of Credit. The obligation of each Bank to make each Advance under any Note is subject to the condition precedent that Agent shall have received on or before the day of such Advance all of the following, each dated (unless otherwise indicated) the Closing Date, in form and substance satisfactory to Agent:

(a) Representations. The representations and warranties with respect to the Credit Parties and Parent Guarantor contained in the Loan Documents are true and correct as of the time the Advance is to be made, and the request for an Advance shall constitute the representation and warranty by each of the Credit Parties and Parent Guarantor that such representations and warranties are true and correct at such time;

(b) No Event of Default. On the date of, and upon receipt of, the Advance, no Event of Default, and no event which, with the lapse of time or notice or both, could reasonably be expected to become an Event of Default, shall have occurred and be continuing;

(c) Advance Request. Agent has received a request for an Advance in the form required by Agent, as well as, in the case of the initial Advance hereunder, such other documents, opinions, certificates, agreements, instruments and evidences as Agent may reasonably request;

(d) Resolutions. Resolutions and consents of each Credit Party and Parent Guarantor certified by the custodian of records of such Person which authorize the execution, delivery, and performance by such of this Agreement and the other Loan Documents to which such Person is or is to be a party;

(e) Incumbency Certificate. A certificate of incumbency certified by an authorized officer or representative certifying the names of the individuals or other Persons authorized to sign this Agreement and the other Loan Documents to which each Credit Party and Parent Guarantor is or is to be a party together with specimen signatures of such Persons;

(f) Organizational Documents. The Organizational Documents for each Credit Party and Parent Guarantor as of a date acceptable to Agent;

(g) Governmental Certificates. Certificates of the appropriate government officials of the state of incorporation or organization as to the existence and good standing of each Credit Party and Parent Guarantor, each dated within ten (10) days prior to the date of the Advance;

(h) Notes. Borrower shall have delivered Notes payable to the order of each Bank in the maximum principal amount of each such Bank’s Specified Percentage of the Committed Sum, which Notes shall be duly executed, with all blanks appropriately completed.

(i) Security Documents. The Loan Documents which create a Lien in and on the Collateral in favor of Agent executed by the owner of the Collateral;

(j) Intentionally Deleted.

(k) Fees. Borrower has paid the Origination Fee and any other closing or other fees to Agent then due and payable;

(l) Guaranty. The Guaranty executed by each of the Guarantors;

(m) Agent Letter Agreement. The Agent Letter Agreement executed by and between Borrower and Agent;

(n) Origination Fee Letter Agreement. The Origination Fee Letter Agreement executed by and between Borrower and Agent;

(o) Opinion Letter. In the case of the initial Advance hereunder, Agent shall have received an opinion of counsel to the Credit Parties and Parent Guarantor in form and content acceptable to Agent; and

(p) Additional Items. In the case of the initial Advance hereunder, Agent, on behalf of itself and the Banks, shall have received such other approvals, documents, opinions and certificates as it may reasonably request, including without limitation, the additional items set forth on Schedule One.

Article Five

Representations and Warranties

Borrower, except as set forth on Schedule Two, represents and warrants to Agent as follows:

5.1 Existence. Borrower is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Texas, and is duly qualified to transact business in each jurisdiction where the nature and extent of its business and property requires the same. Parent Guarantor is a corporation duly formed and validly existing under the laws of the State of Delaware, and is duly qualified to transact business in each jurisdiction where the nature and extent of its business and property requires the same. Each Guarantor other than Parent Guarantor is an entity of the type specified on Annex A duly formed and validly existing under the laws of the jurisdiction specified on Annex A, and is duly qualified to transact business in each jurisdiction where the nature and extent of its business and property requires the same.

5.2 Authorization. Each Credit Party possesses all requisite authority, power, licenses, permits, and franchises to conduct its business and execute, deliver, and comply with the terms of the Loan Documents. The execution and delivery of this Agreement, the consummation of the transactions herein contemplated and compliance with the terms and provisions hereof, the making of the Loans, and the execution, issuance, and delivery of the Loan Documents have been duly authorized and approved by all necessary entity action on the part of each Credit Party. No consent or approval of any Tribunal is required in order for each Credit Party to legally execute, deliver, and comply with the terms of the Loan Documents.

5.3 Properties; Permitted Liens. Each Credit Party has good and marketable title to the Collateral, subject to no Liens except the Permitted Liens. All material leases under which any Credit Party is lessee are in full force and effect, and such Credit Party is not in default thereunder.

5.4 Compliance with Laws and Documents. No Credit Party is, nor will the execution, delivery, and performance of and compliance with the terms of the Loan Documents cause any Credit Party to be, in violation of any Laws or in default (nor has any event occurred which, with notice or lapse of time or both, could constitute such a default) under any contract in any respect which could have a Material Adverse Effect on the Credit Parties taken as a whole. During the past five (5) years, there have been no proceedings, claims, or (to Borrower’s knowledge) investigations against or involving any Credit Party by any Tribunal under or pursuant to any environmental, occupational safety and health, antitrust, unfair competition, securities, or other Laws which could have a Material Adverse Effect on the Credit Parties taken as a whole, except those described on Schedule Two attached hereto (the “Tribunal Proceedings”).

5.5 Litigation. Except for Litigation in which a Credit Party is exclusively a plaintiff without a counterclaim, crossclaim, or similar action asserted against Borrower and except as set forth on Schedule Two attached hereto (the “Existing Litigation”), Borrower is not involved in, nor is any Credit Party aware of the threat of, any Litigation which could have a Material Adverse Effect on the Credit Parties taken as a whole, and there are no outstanding or unpaid judgments against any Credit Party except as described on Schedule Two attached hereto (the “Unpaid Judgments”).

5.6 Taxes. All federal, state, foreign, and other Tax returns of each Credit Party required to be filed have been filed, all federal, state, foreign, and other Taxes imposed upon Borrower which are due and payable have been paid, and no material amounts of Taxes not reflected on such returns are payable by such Credit Party, other than Taxes being contested in good faith by appropriate legal proceedings.

5.7 Enforceability of Loan Documents. All Loan Documents when duly executed and delivered by each Credit Party will constitute legal, valid, and binding obligations of such Credit Party enforceable in accordance with their terms subject to Debtor Relief Laws and except that the availability of equitable remedies may be limited.

5.8 Financial Statements. All financial statements of the Credit Parties heretofore and hereafter to be delivered to Agent have been and shall continue to be prepared in accordance with GAAP (subject to the absence of notes for interim financial statements), and do and shall fairly represent the financial condition of the applicable Credit Party as of the date of each such financial statement (subject to reasonable year end adjustments for interim financial statements). There are and shall be no material liabilities, direct or indirect, fixed or contingent, as of the date of each such financial statement which are not reflected therein or in the notes thereto. Except for transactions directly related to, or specifically contemplated by, this Agreement and transactions heretofore disclosed in writing to Agent, there has been no material adverse change in the financial condition of the Credit Parties as shown by the Current Financial Statements for the applicable Credit Party between the date of such Current Financial Statements and the date hereof, nor has the applicable Credit Party incurred any material liability, direct or indirect, fixed, or contingent, except as otherwise disclosed to and approved in writing by Agent.

5.9 Regulation U. The proceeds of the Advances are not and will not be used directly or indirectly for the purpose of purchasing or carrying, or for the purpose of extending credit to others for the purpose of purchasing or carrying, any “margin stock” as that term is defined in Regulation U of the Board of Governors of the Federal Reserve System.

5.10 Subsidiaries. The Credit Parties have no Subsidiaries as of the date of this Agreement except those described on Schedule Two.

5.11 Other Debt. Except as previously disclosed to Agent in writing, no Credit Party is directly, indirectly, or contingently obligated with respect to any Debt as of the Closing Date. To the best of Borrower’s knowledge and belief, no Credit Party is in default in the payment of the principal of or interest on any Debt.

5.12 Regulatory Acts. None of the Credit Parties are an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or is subject to regulation under the Public Utility Holding Act of 1935, the Federal Power Act, the Interstate Commerce Act, or any other Law (other than Regulation X of the Board of Governors of the Federal

Reserve System) which regulates the incurring by Borrower or any other Credit Party of debt, including, but not limited to, Laws regulating common or contract carriers or the sale of electricity, gas, steam, water, or other public utility serves.

5.13 Environmental Matters. Except as fully described and set forth in Schedule Two attached hereto (the “Existing Environmental Matters”), to the best knowledge of Borrower after due inquiry:

(a) Each Credit Party and all of its respective properties, assets, and operations are in full compliance with all Environmental Laws. Borrower is not aware of nor has Borrower received notice of any past, present, or future conditions, events, activities, practices or incidents which may interfere with or prevent the compliance or continued compliance of each Credit Party and their respective Subsidiaries with all Environmental Laws;

(b) Each Credit Party has obtained all permits, licenses, and authorizations that are required under applicable Environmental Laws, and all such permits are in good standing and each Credit Party is in compliance with all of the terms and conditions of such permits;

(c) No Hazardous Materials (except in nominal amount) exist on, about, or within or have been used, generated, stored, transported, disposed of on, or Released from any of the properties or assets of any Credit Party. The use which each Credit Party makes and intends to make of its properties and assets will not result in the use, generation, storage, transportation, accumulation, disposal, or Release of any Hazardous Material on, in, or from any of their properties or assets;

(d) Neither Borrower nor any other Credit Party nor any of their currently or previously owned or leased properties or operations is subject to any outstanding or threatened order from or agreement with any Tribunal or other Person or subject to any judicial or docketed administrative proceeding with respect to (i) failure to comply with Environmental Laws, (ii) Remedial Action, or (iii) any Environmental Liabilities arising from a Release or threatened Release;

(e) There are no conditions or circumstances associated with the currently or previously owned or leased properties or operations of any Credit Party that could reasonably be expected to give rise to any Environmental Liabilities;

(f) No Credit Party has filed or failed to file any notice required under applicable Environmental Law reporting a Release; and

(g) No Lien arising under any Environmental Law has attached to any property or revenues of any Credit Party.

5.14 General. There is no significant material fact or condition relating to the financial condition and business of the Credit Parties taken as a whole, or the Collateral which has not been related in writing to Agent, and all writings heretofore or hereafter exhibited, made, or delivered to Agent by or on behalf of Borrower are and will be genuine and in all respects what they purport and appear to be.

Article Six

Certain Affirmative Covenants

So long as a Bank is committed to make Advances hereunder, and thereafter until payment and performance in full of the Indebtedness and Obligations, Borrower covenants and agrees that:

6.1 Reporting Requirements. Borrower shall provide to Agent and/or cause each of the Guarantors to provide to Agent:

(a) Annual Financial Statements. Within one hundred twenty (120) days after the last day of each fiscal year of Borrower, beginning with the fiscal year that ends December 31, 2012, audited consolidated financial statements showing the financial position and results of operations of the Credit Parties as of, and for the year ended on, such last day, together with (i) the unqualified opinion of such certified public accountant that such financial statements present fairly, in all material respects, the financial position of the Credit Parties as of the last day of such fiscal year and the results of operations and the cash flow of the Credit Parties for the fiscal year then ended in conformity with GAAP and with no exceptions, inconsistencies, or uncertainties described or disclosed therein; and (ii) the certificate of the chief financial officer of the Credit Parties that all of such financial statements present fairly the financial position of the Credit Parties as of the last day of such fiscal year and the results of the operations and the cash flow of the Credit Parties for the fiscal year then ended in conformity with GAAP. Each such financial statement shall contain at least a balance sheet of the Credit Parties as at the end of such fiscal year and statements of income, cash flow, retained earnings, and contingent liabilities.

(b) Monthly Financial Statements of Borrower. Within forty-five (45) days after the last day of each calendar month, internally prepared consolidated financial statements (including, but not necessarily limited to, balance sheets and a related statement of income), showing the financial position and results of operations of the Credit Parties as of and for such calendar month and for the period from the beginning of the current fiscal year to the last day of such calendar month, which present fairly the financial position of the Credit Parties as of the last day of such periods in conformity with GAAP (except as to reasonable year end adjustments and the absence of notes with respect to interim financial statements) and otherwise in form and content and containing such detail and description as Agent may reasonably require.

(c) Annual Financial Statements of Parent Guarantor. Within one hundred twenty (120) days after the last day of each fiscal year of Parent Guarantor, beginning with the fiscal year that ends December 31, 2012, audited financial statements showing the financial position and results of operations of Parent Guarantor as of, and for the year ended on, such last day, together with (i) the unqualified opinion of such certified public accountant that such financial statements present fairly, in all material respects, the financial position of Parent Guarantor as of the last day of such fiscal year and the results of operations and the cash flow of Parent Guarantor for the fiscal year then ended in conformity with GAAP and with no exceptions, inconsistencies, or uncertainties described or disclosed therein; and (ii) the certificate of the chief financial officer of Parent Guarantor that all of such financial statements present fairly the financial position of Parent Guarantor as of the last day of such fiscal year and the results of the operations and the cash flow of Parent Guarantor for the fiscal year then ended in conformity with GAAP. Each such financial statement shall contain at least a balance sheet of Parent Guarantor as at the end of such fiscal year and statements of income, cash flow, retained earnings, and contingent liabilities.

(d) Quarterly Financial Statements of Parent Guarantor. Within forty-five (45) days after the last day of each calendar quarter, internally prepared financial statements (including, but not necessarily limited to, balance sheets and a related statement of income), showing the financial position and results of operations of Parent Guarantor as of and for such calendar month and for the period from the beginning of the current fiscal year to the last day of such calendar month, which present fairly the financial position of Parent Guarantor as of the last day of such periods in conformity with GAAP (except as to reasonable year end adjustments and the absence of notes with respect to interim financial statements) and otherwise in form and content and containing such detail and description as Agent may reasonably require.

(e) Borrowing Base Certificate. Within thirty (30) days after the last day of each calendar month a Borrowing Base Certificate as of the end of such month. The Borrowing Base Certificate shall be in the form of Exhibit A attached hereto or in such other form as Agent may reasonably require.

(f) Borrower Quarterly Compliance Certificate. Within forty-five (45) days after the last day of each fiscal quarter, commencing with the quarter ending June 30, 2012, a certificate of the chief financial officer of Borrower (i) stating that to the best of such Person’s knowledge, no Event of Default has occurred and is continuing, or if an Event of Default has occurred and is continuing, a statement as to the nature thereof and the action which is proposed to be taken with respect thereto, and (ii) showing in reasonable detail the calculations demonstrating compliance with Article Eight. The Compliance Certificate shall be in the form of Exhibit B attached hereto or in such other form as Agent may reasonably require.

(g) Parent Guarantor Quarterly Compliance Certificate. Within forty-five (45) days after the last day of each fiscal quarter, commencing with the quarter ending June 30, 2012, a certificate of the chief financial officer of Parent Guarantor (i) stating that to the best of such Person’s knowledge, no event of default under Parent Guarantor’s Existing Credit Agreement has occurred and is continuing, or if an event of default has occurred and is continuing, a statement as to the nature thereof and the action which is proposed to be taken with respect thereto, and (ii) attaching the compliance certificate Parent Guarantor is required to deliver to Parent Guarantor’s Lender pursuant to the requirements of Parent Guarantor’s Existing Credit Agreement. The Parent Guarantor’s Compliance Certificate shall be in the form of Exhibit C attached hereto or in such other form as Agent may reasonably require.

(h) Notes Receivable Aging. Within thirty (30) days after the last day of each calendar month, a notes receivable aging in such form and detail as Agent shall require, certified by the chief financial officer of Borrower.

6.2 Insurance. Borrower will, and will cause each Credit Party to, maintain insurance with financially sound and reputable insurance companies in such amounts and covering such risks as is usually carried by corporations engaged in similar businesses and owning similar properties in the same general areas in which the Credit Parties and their respective Subsidiaries operate, provided that in any event the Credit Parties will maintain workmen’s compensation insurance, property insurance, comprehensive general liability insurance, products liability insurance, and business interruption insurance reasonably satisfactory to Agent. Each insurance policy covering Collateral shall name Agent as loss payee and shall provide that such policy will not be canceled or reduced without thirty (30) days prior written notice to Agent.

6.3 Payment of Debts. Borrower will, and will cause each Credit Party to, pay or cause to be paid all of its Debt prior to the date on which penalties attach thereto (except to the extent and so long as the payment thereof is being properly contested in good faith by appropriate proceedings and adequate reserves have been established therefor).

6.4 Taxes. Borrower will, and will cause each Credit Party to, promptly pay or cause to be paid when due (for the account of Agent, where appropriate) any and all Taxes due by each of the Credit Parties, including, without limitation, all taxes, duties, fees, levies and other charges of whatsoever nature which have been or may be imposed by any government or by any department, agency, state, other political subdivision or taxing authority thereof or therein; provided that a Credit Party shall not be required to pay and discharge any such Taxes or charges so long as the validity thereof shall be contested in good faith by appropriate proceedings and the applicable Credit Party shall set aside on its books adequate reserves with respect thereto and shall pay any such Taxes or charge before the property subject thereto shall be sold to satisfy any lien which has attached as security therefor.

6.5 Expenses of Agent. Borrower will, and will cause each Credit Party to, reimburse Agent for all reasonable out-of-pocket costs, fees, and expenses incident to the Loan Documents or any transactions contemplated thereby, including, without limitation, all recording fees, all recording taxes, and the reasonable fees and disbursements of special counsel for Agent for negotiation and preparation of the Loan Documents, preparation and review of other documents, and providing of other legal services, from time to time, in connection herewith up through the Closing Date, and thereafter for services (a) in connection with any subsequent Advance, (b) in connection with or in anticipation of an Event of Default or otherwise in the enforcement of the Loan Documents, (c) in connection with any amendment or waiver to any of the Loan Documents, or (d) in connection with any request or action initiated by any Credit Party, all of which shall be and become a part of the Indebtedness.

6.6 Maintenance of Entity Existence, Assets and Business; Continuance of Present Business. Borrower, and will cause each Credit Party to, will preserve and maintain its existence and all of its leases, licenses, permits, franchises, qualifications, and rights that are necessary or desirable in the ordinary conduct of its business. Borrower will, and will cause each Credit Party to, conduct its business in an orderly and efficient manner in accordance with good business practices. Borrower will, and will cause each Credit Party to, keep or cause to be kept all of its assets which are useful and necessary in their respective businesses in good repair, working order and condition, and will make or cause to be made all necessary repairs, renewals and replacements as may be reasonably required. Borrower will, and will cause each Credit Party to, carry on and conduct its business in substantially the same fields as such business is now and has heretofore been carried on. Notwithstanding the foregoing, nothing herein shall limit the ability of any Credit Party to cease operation or merge into another Credit Party, so long as in both cases any material assets of such Credit Party are transferred to another Credit Party.

6.7 Books and Records. Borrower will, and will cause each Credit Party to, maintain proper books of record and account in which full, true, and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities.

6.8 Compliance with Applicable Laws and with Contracts. Borrower will, and will cause each Credit Party to, comply with the requirements of all applicable material Laws, rules, regulations and orders of any governmental authority, except where contested in good faith and by proper proceedings or where the failure to so comply would not have a Material Adverse Effect on the Borrower and the other Credit Parties taken as a whole. Borrower will, and will cause each Credit Party to, comply in all material respects with all agreements, contracts, and instruments binding on it or affecting its properties or business, except to the extent the same would not have a Material Adverse Effect on the Borrower and the other Credit Parties taken as a whole.

6.9 Comply with Agreement. Borrower will, and will cause each Credit Party to, fully comply with the terms, provisions and conditions of this Agreement and of all documents executed pursuant hereto.

6.10 Notice of Event of Default, Suits, and Material Adverse Effect. Upon discovery, Borrower will promptly notify Agent of any breach of any of the covenants contained in Article Six, Article Seven and Article Eight, and of the occurrence of any Event of Default hereunder, or of the filing of any claim, action, suit or proceeding before any Tribunal agency against Borrower in which an adverse decision could have a Material Adverse Effect upon Borrower and advise Agent from time to time of the status thereof.

6.11 Information and Inspection. To the extent applicable, Borrower will furnish to Agent as soon as available copies of all (a) materials filed pursuant to the Securities Act of 1933, or 1934, as amended, by any of the Credit Parties with the Securities and Exchange Commission, (b) reports to stockholders, and (c) press releases, and at any reasonable time any other information pertinent to any provision of this Agreement or to any of the Credit Parties’ business which Agent may reasonably request. Borrower shall, and shall cause each Credit Party to, permit an authorized representative of Agent to visit and inspect at reasonable times any of the properties of the Credit Parties and to discuss the affairs, finances, and accounts of the Credit Parties with the officers and employees of the Credit Parties.

6.12 Additional Information. Borrower will promptly furnish, or cause to be furnished, to Agent such other information, not otherwise required herein, respecting the business affairs, assets and liabilities the Credit Parties, Parent Guarantor, the Subsidiaries and the Collateral as Agent shall from time to time reasonably request.

6.13 Asset Audit. Within sixty (60) days after the Closing Date, within one hundred twenty (120) days after the last day of each calendar year, and at such other times as Agent may request in writing, Borrower shall, and shall cause each of the Credit Parties to, permit representatives of Agent, at the expense of Borrower, to inspect and conduct an audit of all of the Credit Parties’ assets, properties, books and records (including the Notes Receivable).

6.14 Depository Relationship. Borrower shall, and shall cause each of the Credit Parties and their respective Subsidiaries to, use Agent as its principal depository bank and Borrower shall, and shall cause each of its Subsidiaries to, maintain Agent as its principal depository bank, including for the maintenance of business, cash management, operating and administrative deposit accounts.

Article Seven

Certain Negative Covenants

So long as a Bank is committed to make Advances hereunder, and thereafter until payment and performance in full of the Indebtedness and Obligations, Borrower covenants and agrees that, without the prior written consent of Agent:

7.1 Debt. Borrower will not, and will not permit any other Credit Parties to, incur, create, assume, or permit to exist, any Debt, except:

(a) Debt to Banks as permitted hereunder;

(b) Debt which exists on the Closing Date which has been disclosed to Agent in writing prior to the Closing Date;

(c) Trade Debt incurred in the ordinary course of business;

(d) Other unsecured debt in an amount not to exceed $1,500,000.00 each fiscal year, in the aggregate for all Credit Parties taken as a whole; and

(e) Subordinated Debt; and

(f) Intercompany Debt among the Credit Parties.

For purposes of this Section 7.1, any change in accounting rules that would cause any operating lease existing as of the Closing Date to be reclassified as a Capital Lease Obligation shall not be deemed the incurrence of Debt, and any such newly designated Capital Lease Obligation shall not constitute Debt for purposes of this Agreement.

7.2 Contingent Liabilities. Borrower will not, and will not permit any other Credit Parties to, assume, guarantee, endorse, contingently agree to purchase or otherwise become liable upon the obligation of any Person (other than Borrower and the other Credit Parties) except (a) by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business and (b) guaranties by a Credit Party of Indebtedness owned by another Credit Party to the extent permitted under this Agreement.

7.3 Limitation on Liens. Borrower will not, and will not permit any other Credit Parties to, incur, create, assume, or permit to exist any Lien upon any of its property, assets, or revenues, whether now owned or hereafter acquired, except:

(a) The Permitted Liens;

(b) Liens for taxes, assessments, or other governmental charges which are being contested in good faith and for which adequate reserves have been established; and

(c) Liens resulting from good faith deposits to secure payments of workmen’s compensation or other social security programs or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, or contracts (other than for payment of Debt), or leases made in the ordinary course of business.

7.4 Mergers, Etc. Borrower will not, and will not permit any other Credit Party to, become a party to a merger or consolidation, or purchase or otherwise acquire all or any part of the assets of any Person (other than portfolios of Notes Receivable) or any shares, or other evidence of beneficial ownership of any Person, or wind-up, dissolve, or liquidate other than (i) mergers with another Credit Party so long as, if the Borrower is one of the parties to such merger, the Borrower is the surviving party and (ii) as a result of investments permitted under Section 7.6.

7.5 Restricted Payments. Borrower shall not, and shall not permit any other Credit Party to, directly or indirectly, declare or pay any dividends or make any other payment or distribution (in cash, Property, or obligations) on account of its equity interests, or redeem, purchase, retire, call, or otherwise acquire any of its equity interests, or permit any of its Subsidiaries to purchase or otherwise acquire any equity interest of such Credit Party or another Subsidiary of such Credit Party, or set apart any money for a sinking or other analogous fund for any dividend or other distribution on its equity interests or for any redemption, purchase, retirement, or other acquisition of any of its equity interests, or incur any obligation (contingent or otherwise) to do any of the foregoing if such dividend, payment, distribution or other payment will cause such Credit Party to breach any of the financial covenants contained in Article Eight hereof.

7.6 Loans and Investments. Borrower will not, and will not permit any other Credit Party to, make any advance, loan, extension of credit, or capital contribution to or investment in, or purchase, any stock, bonds, notes, debentures, or other securities of, any Person (collectively, “Investments”), except:

(a) The Notes Receivable and portfolios of Notes Receivable;

(b) readily marketable direct obligations of the United States of America or any agency thereof with maturities of one year or less from the date of acquisition;

(c) depository accounts maintained at a commercial bank operating in the United States of America having capital and surplus in excess of $50,000,000.00; and

(d) Investments in Subsidiaries.

provided, however, the preceding is not intended to prohibit nominal loans by the Credit Parties, taken as a whole, to one or more of their employees as long as the aggregate principal amount of such loans does not exceed $20,000.00 at any one time

7.7 Limitation on Issuance of Equity. Borrower will not, and will not permit any other Credit Party to, at any time issue, sell, assign, or otherwise dispose of (a) any of its equity interests, (b) any securities exchangeable for or convertible into or carrying any rights to acquire any of its equity interests, or (c) any option, warrant, or other right to acquire any of its equity interests, that would cause more than ten percent (10%) of the record or beneficial ownership of a Credit Party to be transferred, assigned or hypothecated to any Person, when compared to such ownership as of the Closing Date.

7.8 Transactions With Affiliates. Borrower will not, and will not permit any other Credit Party to, enter into any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate of Borrower, except in the ordinary course of and pursuant to the reasonable requirements of its business and upon fair and reasonable terms no less favorable than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate.

7.9 Disposition of Assets. Borrower will not, and will not permit any other Credit Party to, sell, lease, assign, transfer, or otherwise dispose of any of its assets, except (a) dispositions, for fair value, of worn-out and obsolete equipment not necessary to the conduct of its business, or (b) sale of Notes Receivable provided that (i) (A) the Notes Receivable are sold for at least 90% of par value (or at less than 90% of par value with the prior written consent of Agent) or (B) Notes Receivable sold at less than 90% of par value shall not, without the prior written consent of Agent, exceed in the aggregate $5,000,000 (par value) in any year, (ii) the proceeds of the sale of the Notes Receivable are applied to the principal balance of the Loan, and (iii) prior to or concurrently with the sale, Borrower has provided to Agent written notice of the sale and copies of the assignment and transfer documents listing and describing the Notes Receivable and the sales price of the Notes Receivable being sold. No sale of Notes Receivable shall, after the proceeds of such sale are applied to the principal balance of the Loan, cause the resulting principal balance of the Loan to exceed the resulting Borrowing Base.

7.10 Nature of Business. Borrower will not, and will not permit any other Credit Party to, engage in any business other than the businesses in which each such Credit Party is engaged as of the Closing Date.

7.11 Environmental Protection. Borrower will not, and will not permit any other Credit Party to, (a) use (or permit any tenant to use) any of its respective properties or assets for the handling, processing, storage, transportation, or disposal of any Hazardous Material, (b) generate any Hazardous Material, (c) conduct any activity that is likely to cause a Release or threatened Release of any Hazardous Material, or (d) otherwise conduct any activity or use any of its respective properties or assets in any manner that is likely to violate any Environmental Law or is likely to create any material Environmental Liabilities for which any Credit Party would be responsible.

7.12 No Negative Pledge. Borrower has not and will not, and will not permit any other Credit Party to, enter into or permit to exist any arrangement or agreement, other than pursuant to this Agreement or any Loan Document, which directly or indirectly prohibits Borrower from creating or incurring a Lien on any of its assets.

7.13 Judgments. Borrower will not, and will not permit any other Credit Party to, allow any judgment for the payment of money in excess of $50,000.00 rendered against it to remain undischarged or unsuperseded for a period of thirty (30) days during which execution shall not be effectively stayed.

Article Eight

Financial Covenants

Borrower covenants and agrees that, as long as the Indebtedness or any part thereof is outstanding or a Bank is under any obligation to make Advances under this Agreement, Borrower will, at all times, observe and perform the following financial covenants:

8.1 Interest Coverage Ratio. Borrower will maintain an Interest Coverage Ratio of not less than 1.25 to 1.0.

8.2 Cash Flow Leverage Ratio. Borrower will maintain an Cash Flow Leverage Ratio of not more than (a) 3.25 to 1.0 as of December 31, 2012, (b) 3.0 to 1.0 as of December 31, 2013, and December 31, 2014, and (c) 2.75 to 1.0 as of each December 31 thereafter.

Article Nine

Events of Default

The term “Event of Default” as used herein shall mean the occurrence of any one or more of the following events (subject to all applicable grace and cure periods):

9.1 Payment of Indebtedness. The failure of Borrower to punctually pay the Indebtedness, or any part thereof, as the same become due in accordance with the terms of the Loan Documents, including, without limitation, the failure or refusal of Borrower to punctually pay the principal of or the interest on any Loan, and, in the case of interest on the Advances or fees specified herein or in the Agent Letter Agreement, five (5) Business Days, and in the case of any payments other than such principal, interest or fees, ten (10) days after Agent has given Borrower written notice thereof.

9.2 Misrepresentation. Any statement, representation, or warranty heretofore or hereafter made by Borrower or any Obligated Party in the Loan Documents or in any writing, or any statement or representation made in any certificate, report, or opinion delivered to Agent pursuant to the Loan Documents, is false, calculated to mislead, misleading, or erroneous in any material respect at the time made.

9.3 Covenants. The failure or refusal of Borrower or any Obligated Party to properly perform, observe, and comply with any covenant or agreement contained in any of the Loan

Documents (other than covenants to pay the Indebtedness and covenants contained in Article Seven of this Agreement), and such failure or refusal continues for a period of ten (10) days after Agent has given Borrower written notice thereof.

9.4 Voluntary Debtor Relief. Borrower or any Obligated Party shall (a) execute an assignment for the benefit of creditors, or (b) become or be adjudicated as bankrupt or insolvent, or (c) admit in writing its inability to pay its debts generally as they become due, or (d) apply for or consent to the appointment of a conservator, receiver, trustee, or liquidator of it or all or a substantial part of its assets, or (e) file a voluntary petition seeking reorganization or an arrangement with creditors or to take advantage or seek any other relief under any Debtor Relief Law now or hereafter existing, or (f) file an answer admitting the material allegations of or consenting to, or default in, a petition filed against it in any liquidation, conservatorship, bankruptcy, reorganization, rearrangement, debtor’s relief, or other insolvency proceedings, or (g) institute or voluntarily be or become a party to any other judicial proceedings intended to effect a discharge of its debts, in whole or in part, or a postponement of the maturity or the collection thereof, or a suspension of any of the Rights or powers of Agent granted in any of the Loan Documents.

9.5 Involuntary Proceedings. Borrower or any Obligated Party shall involuntarily (a) have an order, judgment, or decree entered against it by any Tribunal pursuant to any Debtor Relief Law that could suspend or otherwise affect any of the Rights granted to Agent in any of the Loan Documents, and such order, judgment, or decree is not permanently stayed, vacated, or reversed within sixty (60) days after the entry thereof, or (b) have a petition filed against it or any of its property seeking the benefit or benefits provided for by any Debtor Relief Law that would suspend or otherwise affect any of the Rights granted to Agent in any of the Loan Documents, and such petition is not discharged within sixty (60) days after the filing thereof.

9.6 Attachment. The failure to have discharged within a period of thirty (30) days after the commencement thereof any attachment, sequestration, or similar proceedings against any of the material assets of Borrower or any Obligated Party.

9.7 Dissolution. The winding up of Borrower or any Obligated Party for any reason whatsoever, other than as expressly permitted pursuant to Section 7.4 above.

9.8 Intentionally Deleted.

9.9 Change in Ownership. More than ten percent (10%) of the record or beneficial ownership of Borrower shall have been transferred, assigned or hypothecated to any Person, when compared to such ownership as of the Closing Date.

9.10 Other Agreements. A default or event of default shall occur and be continuing after the expiration of any applicable grace, notice, and cure periods under any other written agreement (which is not a Loan Document) between Agent, Banks and any Credit Party.

9.11 Defaults on Other Debt or Agreements. Borrower or any Obligated Party fails to pay, perform or comply with any debt, covenant, agreement or other obligation to be paid, performed, observed or complied with by Borrower or other Obligated Party for the benefit of a Person other than Agent, subject to any grace and/or cure periods provided therein, which failure could reasonably be expected to have a material adverse effect on the business, operations, condition (financial or otherwise), or assets of the Credit Parties, the ability of the Credit Parties to perform their respective Obligations under any Loan Document to which it is a party or by which it is bound or the enforceability of any Loan Document.

9.12 Default under Parent Guarantor’s Existing Credit Agreement. A default or event of default shall occur and be continuing after the expiration of any applicable grace, notice, and cure periods under any written agreement between Parent Guarantor’s Lender and Parent Guarantor.

Article Ten

Certain Rights and Remedies of Agent

10.1 Rights Upon Event of Default. If any Event of Default shall occur and be continuing, Agent may at its election, and shall upon the request of Majority Banks, without notice terminate the Commitment and declare the Indebtedness or any part thereof to be immediately due and payable, and the same shall thereupon become immediately due and payable, without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, protest, or other formalities of any kind, all of which are hereby expressly waived by Borrower; provided, however, that upon the occurrence of an Event of Default under Section 9.4 or Section 9.5, the Commitment shall automatically terminate, and the Indebtedness shall become immediately due and payable without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, protest, or other formalities of any kind, all of which are hereby expressly waived by the Borrower. If any Event of Default shall occur and be continuing, Agent may, at its election, and shall upon the request of Majority Banks, exercise all rights and remedies available to it in law or in equity, under the Loan Documents, or otherwise.

10.2 Offset. At any time an Event of Default exists, Agent shall be entitled to exercise the Rights of offset and/or banker’s lien against the interest of Borrower in and to each and every account and other property of Borrower which are in the possession of Agent to the extent of the full amount of the Indebtedness.

10.3 Performance by Agent. Should any covenant, duty, or agreement of Borrower fail to be performed in accordance with the terms of the Loan Documents, Agent may, at its election, and shall upon the request of Majority Banks, perform or attempt to perform, such covenant, duty, or agreement on behalf of Borrower. In such event, or if Agent expends any sum pursuant to the exercise of any Right provided herein, Borrower shall, at the request of Agent, promptly pay to Agent any amount expended by Agent in such performance or attempted performance, together with interest thereon at the Maximum Rate from the date of such expenditure by Agent until paid. Notwithstanding the foregoing, it is expressly understood that Agent and Banks do not assume any liability or responsibility for the performance of any duties of the Credit Parties or Parent Guarantor hereunder or in connection with all or any part of the Collateral.

10.4 Diminution in Collateral Value. Agent and Banks do not assume, and shall never have, any liability or responsibility for any loss or diminution in the value of all or any part of the Collateral.

10.5 Agent Not In Control. None of the covenants or other provisions contained in this Agreement shall, or shall be deemed to, give Agent the Right to exercise control over the affairs and/or management of Borrower, the power of Agent being limited to the Right to exercise the remedies provided in the other Sections of this Article; provided that, if Agent becomes the owner of any ownership interest of any Person, whether through foreclosure or otherwise, Agent shall be entitled to exercise such legal Rights as it may have by virtue of being an owner of such Person.

10.6 Waivers. The acceptance of Agent or any Bank at any time and from time to time of part payment on the Indebtedness shall not be deemed to be a waiver of any Event of Default then existing. No waiver by Agent or any Bank of any Event of Default shall be deemed to be a waiver of any other then-existing or subsequent Event of Default. No waiver by Agent or any Bank of any of its Rights hereunder, in the other Loan Documents, or otherwise shall be considered a waiver of any other or subsequent Right of Agent or Banks. No delay or omission by Agent or any Bank in exercising any Right under the Loan Documents shall impair such Right or be construed as a waiver thereof or any acquiescence therein, nor shall any single or partial exercise of any such Right preclude other or further exercise thereof, or the exercise of any other Right under the Loan Documents or otherwise.

10.7 Cumulative Rights. All Rights available to Agent and Banks under the Loan Documents shall be cumulative of and in addition to all other Rights granted to Agent and Banks at Law or in equity, whether or not the Obligations be due and payable and whether or not Agent or any Bank shall have instituted any suit for collection, foreclosure, or other action under or in connection with the Loan Documents.

10.8 INDEMNIFICATION OF AGENT AND BANKS. BORROWER SHALL INDEMNIFY AGENT, BANKS AND EACH AFFILIATE THEREOF AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, ATTORNEYS, AND AGENTS FROM, AND HOLD EACH OF THEM HARMLESS AGAINST, ANY AND ALL LOSSES, LIABILITIES, CLAIMS, DAMAGES, PENALTIES, JUDGMENTS, DISBURSEMENTS, COSTS, AND EXPENSES (INCLUDING ATTORNEYS’ FEES) TO WHICH ANY OF THEM MAY BECOME SUBJECT WHICH DIRECTLY OR INDIRECTLY ARISE FROM OR RELATE TO (A) THE NEGOTIATION, EXECUTION, DELIVERY, PERFORMANCE, ADMINISTRATION, OR ENFORCEMENT OF ANY OF THE LOAN DOCUMENTS, (B) ANY OF THE TRANSACTIONS CONTEMPLATED BY THE LOAN DOCUMENTS, (C) ANY BREACH BY BORROWER OF ANY REPRESENTATION, WARRANTY, COVENANT, OR OTHER AGREEMENT CONTAINED IN ANY OF THE LOAN DOCUMENTS, (D) THE PRESENCE, RELEASE, THREATENED RELEASE, DISPOSAL, REMOVAL, OR CLEANUP OF ANY HAZARDOUS MATERIAL LOCATED ON, ABOUT, WITHIN OR AFFECTING ANY OF THE PROPERTIES OR ASSETS OF THE BORROWER OR ANY SUBSIDIARY, (E) THE USE OR PROPOSED USE OF ANY ADVANCE, OR (F) ANY INVESTIGATION, LITIGATION, OR OTHER PROCEEDING, INCLUDING, WITHOUT LIMITATION, ANY THREATENED INVESTIGATION, LITIGATION, OR

OTHER PROCEEDING, RELATING TO ANY OF THE FOREGOING. WITHOUT LIMITING ANY PROVISION OF THIS AGREEMENT OR OF ANY OTHER LOAN DOCUMENT, IT IS THE EXPRESS INTENTION OF THE PARTIES HERETO THAT EACH PERSON TO BE INDEMNIFIED UNDER THIS SECTION SHALL BE INDEMNIFIED FROM AND HELD HARMLESS AGAINST ANY AND ALL LOSSES, LIABILITIES, CLAIMS, DAMAGES, PENALTIES, JUDGMENTS, DISBURSEMENTS, COSTS, AND EXPENSES (INCLUDING ATTORNEYS’ FEES) ARISING OUT OF OR RESULTING FROM THE SOLE CONTRIBUTORY OR ORDINARY NEGLIGENCE OF SUCH PERSON; PROVIDED, HOWEVER, THE INDEMNITIES PROVIDED IN THIS SECTION 10.8 DO NOT EXTEND TO LOSSES, LIABILITIES, CLAIMS, OR DAMAGES CAUSED BY AGENT OR ANY BANK’S GROSS NEGLIGENCE OR MISCONDUCT.

10.9 Limitation of Liability. Neither Agent, Banks nor any Affiliate, officer, director, employee, attorney, or agent of Agent or Banks shall have any liability with respect to, and Borrower hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by the Borrower in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents. Borrower hereby waives, releases, and agrees not to sue Agent or Banks or any of their Affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents.

Article Eleven

The Agent

11.1 Authorization and Action. Each Bank hereby appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Agent by the terms hereof, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement and the other Loan Documents (including, without limitation, enforcement or collection of the Notes), Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting and shall be fully protected in so acting or refraining from acting upon the instructions of Majority Banks, and such instructions shall be binding upon all Banks; provided, however, that Agent shall not be required to take any action which exposes Agent to personal liability or which is contrary to any Loan Documents or applicable Law. Agent agrees to give to each Bank prompt notice of each notice given to it by Borrower pursuant to the terms of this Agreement.

11.2 Agent’s Reliance, Etc. NONE OF AGENT OR ITS DIRECTORS, OFFICERS, AGENTS, EMPLOYEES OR REPRESENTATIVES SHALL BE LIABLE FOR ANY ACTION TAKEN OR OMITTED TO BE TAKEN BY IT OR THEM (INCLUDING ANY NEGLIGENT ACTION OR FAILURE TO ACT) UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENTS, EXCEPT FOR ITS OR THEIR OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. Without limitation of the generality of the foregoing, Agent (a) may treat the payee of any Note as the holder thereof until Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to Agent; (b) may consult with legal counsel (including counsel for Borrower), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Bank and shall not be responsible to any Bank for any statements, warranties or representations made in or in connection with this Agreement or any other Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Loan Documents on the part of Borrower or to inspect the Property (including the books and records) of Borrower; (e) shall not be responsible to any Bank for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Documents or any other instrument or document furnished pursuant hereto; and (f) shall incur no liability under or in respect of this Agreement or any other Loan Documents by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

11.3 Texas Capital Bank and Affiliates. With respect to its Commitment, Advances made by it and any Loan Documents, TCB shall have the same rights and powers under this Agreement as any other Bank and may exercise the same as though it were not Agent. TCB and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, Borrower, Affiliate thereof and Person who may do business therewith, all as if TCB were not Agent and without any duty to account therefor to Banks.

11.4 Bank Credit Decisions. Each Bank acknowledges that it has, independently and without reliance upon Agent or any other Bank, and based on the financial statements referred to in Section 5.8 hereof and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

11.5 Indemnification by Banks. EACH BANK AGREES TO INDEMNIFY, REIMBURSE AND HOLD HARMLESS AGENT, AND ANY OF ITS EMPLOYEES, OFFICERS, DIRECTORS OR OTHER REPRESENTATIVES (EACH AN “AGENT INDEMNITEE”) (TO THE EXTENT NOT INDEMNIFIED AND REIMBURSED, ON DEMAND, BY BORROWER), RATABLY ACCORDING TO ITS RATABLE SHARE, FROM AND AGAINST ANY AND ALL LOSSES, LIABILITIES, OBLIGATIONS, CLAIMS, LOSSES, DAMAGES, PENALTIES, ACTIONS, SUITS, JUDGMENTS, DEMANDS, SETTLEMENTS, COSTS, DISBURSEMENTS OR EXPENSES (INCLUDING REASONABLE FEES AND EXPENSES OF ATTORNEYS, ACCOUNTANTS, EXPERTS AND ADVISORS) OF ANY KIND OR NATURE WHATSOEVER (IN THIS SECTION 11.5, THE FOREGOING IS COLLECTIVELY REFERRED TO AS THE “LIABILITIES AND COSTS”), WHICH TO ANY EXTENT (IN WHOLE OR PART) MAY BE IMPOSED ON,

INCURRED BY, OR ASSERTED AGAINST, SUCH AGENT INDEMNITEE IN ANY WAY RELATING TO, OR ARISING OUT OF, THE LOAN DOCUMENTS AND THE TRANSACTION AND EVENTS (INCLUDING THE ENFORCEMENT THEREOF) AT ANY TIME ASSOCIATED THEREWITH OR CONTEMPLATED THEREIN (INCLUDING ANY VIOLATION OR NONCOMPLIANCE WITH ANY ENVIRONMENTAL LAW BY ANY PERSON OR ANY LIABILITIES OR DUTIES OF ANY PERSON WITH RESPECT TO HAZARDOUS MATERIALS FOUND IN OR RELEASED INTO THE ENVIRONMENT) OR AS A RESULT OF ANY ACTION TAKEN OR OMITTED TO BE TAKEN BY SUCH AGENT INDEMNITEE, INCLUDING ITS NEGLIGENCE OF ANY KIND, OTHER, THAN AS PROVIDED IN THE FOLLOWING PROVISO, THE GROSS NEGLIGENCE OF AN AGENT INDEMNITEE; PROVIDED, THAT NO BANK SHALL BE LIABLE FOR ANY PORTION, IF ANY, OF ANY LIABILITIES AND COSTS WHICH ARE PROXIMATELY CAUSED BY THE AGENT’S OWN INDIVIDUAL GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, AS DETERMINED IN A FINAL JUDGMENT. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EACH BANK AGREES, IN PROPORTION WITH ITS RATABLE SHARE, TO REIMBURSE THE AGENT PROMPTLY UPON ITS DEMAND FOR ANY REASONABLE COSTS AND EXPENSES (INCLUDING REASONABLE ATTORNEYS’ FEES AND EXPENSES AND OTHER CHARGES) INCURRED BY THE AGENT IN CONNECTION WITH THE PREPARATION, EXECUTION, DELIVERY, ADMINISTRATION, MODIFICATION, AMENDMENT OR ENFORCEMENT (WHETHER THROUGH NEGOTIATIONS, LEGAL PROCEEDINGS, OR OTHERWISE) OF, OR LEGAL ADVICE IN RESPECT OF THEIR RIGHTS OR RESPONSIBILITIES UNDER, THE LOAN DOCUMENTS, OR ANY OF THEM, OR ANY OTHER DOCUMENTS CONTEMPLATED BY THE LOAN DOCUMENTS, TO THE EXTENT THAT THE AGENT IS NOT REIMBURSED, ON DEMAND, FOR SUCH AMOUNTS BY BORROWER. EACH BANK’S OBLIGATIONS UNDER THIS PARAGRAPH SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT AND THE DISCHARGE OF BORROWER’S OBLIGATIONS HEREUNDER.

11.6 Defaults. The Agent shall not be deemed to have knowledge of the occurrence of a Event of Default (other than the non-payment of principal of or interest on Obligations or of commitment or other fees) unless the Agent has received written notice from a Bank or Borrower specifying the occurrence of such Event of Default and stating that such notice is a “Notice of Default.” In the event that the Agent receives a Notice of Default, it shall give prompt notice thereof to the Banks (and shall give each Bank prompt notice of each such non-payment). Subject to Article 9, the Agent shall take such action with respect to such Event of Default as shall be directed by the Majority Banks; provided that, unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall in its sole and absolute discretion deem advisable in the best interest of the Banks.

11.7 Deferral of Distributions; Investments. Whenever the Agent in good faith determines that it is uncertain about how to distribute to the Banks any funds which it has received, or whenever the Agent in good faith determines that there is any dispute among the Banks about how such funds should be distributed, the Agent may choose to defer distribution of the funds which are the subject of such uncertainty or dispute. If the Agent in good faith believes that the uncertainty or dispute will not be promptly resolved, it may, or if the Agent is otherwise required to invest funds pending distribution to the Banks, it shall, invest such funds pending distribution in any manner it deems appropriate, absent timely instructions from the Majority Banks; all interest on any such investment (net of investment and related costs, if any, incurred in connection therewith) shall be distributed upon the distribution of such investment and in the same proportion and to the same Persons as such investment. All monies received by the Agent for distribution to the Banks (other than to the Person who is the Agent in its separate capacity as a Bank) shall be held by the Agent pending such distribution solely as the Agent for such Banks, and the Agent shall have no equitable title to any portion thereof. ABSENT GROSS NEGLIGENCE OR WILLFUL MISCONDUCT ON ITS PART (BUT EXCLUDING ITS OWN NEGLIGENCE OF ANY OTHER KIND), AS DETERMINED BY A FINAL JUDGMENT, THE AGENT SHALL BE FULLY PROTECTED AND FREE FROM LIABILITY TO THE BANKS, FOR ANY COSTS AND LIABILITIES RESULTING FROM OR RELATED TO THE DEFERRAL OF DISTRIBUTIONS AND/OR MAKING OF INVESTMENTS AS PROVIDED FOR IN THIS SECTION 11.7, INCLUDING THE FAILURE OF ANY SUCH INVESTMENT.

11.8 Nature of Article Eleven. The provisions of this Article Eleven (other than the following Section 11.9) are intended solely for the benefit of the Agent and Banks, and neither the Borrower nor any other Person shall be entitled to rely on any such provision or assert any such provision in a claim or defense against the Agent and any Bank. The Agent and Banks may waive or amend such provisions as they desire without any notice to or consent of the Borrower except that any such change not consented to by Borrower shall not be binding on Borrower. Nothing contained in any Loan Documents, and no action taken by any Bank or the Agent pursuant hereto or in connection herewith or pursuant to or in connection with any of the Loan Documents, shall be deemed to constitute the Banks, together or with or without the Agent, a partnership, association, joint venture or other entity.

11.9 Successor Agent. Agent may resign at any time by giving written notice thereof to Banks and Borrower, and may be removed at any time with or without cause by the action of all Banks (other than the Bank constituting Agent). Upon any such resignation or removal, Super-Majority Banks shall have the right to appoint a successor Agent, with, so long as no Event of Default has occurred and is continuing, the consent of Borrower (which shall not be unreasonably withheld). If no successor Agent shall have been so appointed and shall have accepted such appointment within thirty (30) days after the retiring Agent’s giving of notice of resignation or the Banks’ removal of the Agent, then the retiring or removed Agent may, on behalf of Banks and Borrower, appoint a successor Agent, which shall be a commercial bank organized under the Law of the United States of America or of any State thereof and having a combined capital and surplus of at least $50,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the Rights and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents. After any retiring Agent’s resignation or removal hereunder as Agent, the provisions of this Article 11 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

Article Twelve

Miscellaneous

12.1 Notices. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission) and mailed, faxed, or delivered, to the address, facsimile number to the address specified for notices on the signature page below or to such other address as shall be designated by such party in a notice to the other parties. All such other notices and other communications shall be deemed to have been given or made upon the earliest to occur of (a) actual receipt by the intended recipient or (b) (i) if delivered by hand or courier, when signed for by the designated recipient; (ii) if delivered by mail, four Business Days after deposit in the mail, postage prepaid; and (iii) if delivered by facsimile when sent and receipt has been confirmed by telephone. Electronic mail and internet websites may be used only to distribute routine communications, such as financial statements and other information, and to distribute Loan Documents for execution by the parties thereto, and may not be used for any other purpose.

12.2 Form and Number of Documents. Each agreement, document, instrument, or other writing to be furnished to Agent under any provision of this Agreement must be in form and substance and in such number of counterparts as may be satisfactory to Agent and its counsel.

12.3 Survival. All covenants, agreements, undertakings, representations, and warranties made in any of the Loan Documents shall survive all closings under the Loan Documents and shall continue in full force and effect so long as any part of the Indebtedness remains and, except as otherwise indicated, shall not be affected by any investigation made by any party. Notwithstanding anything contained herein to the contrary, the covenants, agreements, undertakings, representations, and warranties made in Section 6.5 and Section 10.8 shall survive the expiration or termination of this Agreement, regardless of the means of such expiration or termination.

12.4 GOVERNING LAW; PLACE OF PERFORMANCE. THE LOAN DOCUMENTS ARE BEING EXECUTED AND DELIVERED, AND ARE INTENDED TO BE PERFORMED, IN THE STATE OF TEXAS, AND THE LAWS OF SUCH STATE AND OF THE UNITED STATES SHALL GOVERN THE RIGHTS AND DUTIES OF THE PARTIES HERETO AND THE VALIDITY, CONSTRUCTION, ENFORCEMENT, AND INTERPRETATION OF THE LOAN DOCUMENTS, EXCEPT TO THE EXTENT OTHERWISE SPECIFIED IN ANY OF THE LOAN DOCUMENTS. THIS AGREEMENT, ALL OF THE OTHER LOAN DOCUMENTS, AND ALL OF THE OBLIGATIONS OF BORROWER UNDER ANY OF THE LOAN DOCUMENTS ARE PERFORMABLE IN BEXAR COUNTY, TEXAS. VENUE OF ANY LITIGATION INVOLVING THIS AGREEMENT OR ANY LOAN DOCUMENT SHALL BE MAINTAINED IN AN APPROPRIATE STATE OR FEDERAL COURT LOCATED IN BEXAR COUNTY, TEXAS, TO THE EXCLUSION OF ALL OTHER VENUES.

12.5 Maximum Interest. It is expressly stipulated and agreed to be the intent of Borrower, Agent and Banks at all times to comply strictly with the applicable Texas law governing the maximum rate or amount of interest payable on the indebtedness evidenced by any Note or any Loan Document, and the Related Indebtedness (defined below) (or applicable United States federal law to the extent that it permits Agent and Banks to contract for, charge, take, reserve or receive a greater amount of interest than under Texas law). If the applicable law is ever judicially interpreted so as to render usurious any amount (a) contracted for, charged, taken, reserved or received pursuant to any Note, any of the other Loan Documents or any other communication or writing by or between Borrower, Agent and Banks related to the transaction or transactions that are the subject matter of the Loan Documents, (b) contracted for, charged, taken, reserved or received by reason of Agent’s or any Bank’s exercise of the option to accelerate the maturity of any Note and/or any and all indebtedness paid or payable by Borrower to Agent or Banks pursuant to any Loan Document other than any Note (such other indebtedness being referred to in this Section as the “Related Indebtedness”), or (c) Borrower will have paid or Agent or a Bank will have received by reason of any voluntary prepayment by Borrower of any Note, then it is Borrower’s, Agent’s and Banks’ express intent that all amounts charged in excess of the Maximum Rate shall be automatically canceled, ab initio, and all amounts in excess of the Maximum Rate theretofore collected by Agent or Banks shall be credited on the principal balance of any Note and (or, if any Note has been or would thereby be paid in full, refunded to Borrower), and the provisions of any Note and the other Loan Documents shall immediately be deemed reformed and the amounts thereafter collectible hereunder and thereunder reduced, without the necessity of the execution of any new document, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder and thereunder; provided, however, if any Note has been paid in full before the end of the stated term of any such Note, then Borrower, Agent and Banks agree that Agent shall, with reasonable promptness after Agent discovers or is advised by Borrower that interest was received in an amount in excess of the Maximum Rate, either refund such excess interest to Borrower and/or credit such excess interest against such Note and/or any Related Indebtedness then owing by Borrower to such Bank. Borrower hereby agrees that as a condition precedent to any claim seeking usury penalties against Agent or Banks, Borrower will provide written notice to Agent and Banks, advising Agent and Banks in reasonable detail of the nature and amount of the violation, and Agent and Banks shall have sixty (60) days after receipt of such notice in which to correct such usury violation, if any, by either refunding such excess interest to Borrower or crediting such excess interest against the Note to which the alleged violation relates and/or the Related Indebtedness then owing by Borrower to Agent or any Bank. All sums contracted for, charged, taken, reserved or received by Agent or Banks for the use, forbearance or detention of any debt evidenced by any Note and/or the Related Indebtedness shall, to the extent permitted by applicable law, be amortized or spread, using the actuarial method, throughout the stated term of such Note and/or the Related Indebtedness (including any and all renewal and extension periods) until payment in full so that the rate or amount of interest on account of any Note and/or the Related Indebtedness does not exceed the Maximum Rate from time to time in effect and applicable to such Note and/or the Related Indebtedness for so long as debt is outstanding. In no event shall the provisions of Chapter 346 of the Texas Finance Code (which regulates certain revolving credit loan accounts and revolving triparty accounts) apply to any Note and/or any of the Related Indebtedness. Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, it is not the intention of Agent or Banks to accelerate the maturity of any interest that has not accrued at the time of such acceleration or to collect unearned interest at the time of such acceleration.

12.6 Ceiling Election. To the extent that Agent or Banks are relying on Chapter 303 of the Texas Finance Code to determine the Maximum Rate payable on any such Note and/or any other portion of the Indebtedness, Agent and Banks will utilize the weekly ceiling from time to time in effect as provided in such Chapter 303, as amended. To the extent federal law permits Agent or Banks to contract for, charge, take, receive or reserve a greater amount of interest than under Texas law, Agent and Banks will rely on federal law instead of such Chapter 303 for the purpose of determining the Maximum Rate. Additionally, to the extent permitted by applicable law now or hereafter in effect, Agent and Banks may, at their option and from time to time, utilize any other method of establishing the Maximum Rate under such Chapter 303 or under other applicable law by giving notice, if required, to Borrower as provided by applicable law now or hereafter in effect.

12.7 Invalid Provisions. If any provision of any of the Loan Documents is held to be illegal, invalid, or unenforceable under present or future Laws effective during the term thereof, such provision shall be fully severable, the appropriate Loan Document shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part thereof; and the remaining provisions thereof shall remain in full force and effect and shall not be effected by the illegal, invalid, or unenforceable provision or by its severance therefrom. Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of such Loan Document a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

12.8 Entirety and Amendments. This instrument embodies the entire agreement between the parties relating to the subject matter hereof (except documents, agreements and instruments delivered or to be delivered in accordance with the express terms hereof), supersedes all prior agreements and understandings, if any, relating to the subject matter hereof, and may be amended only by an instrument in writing executed jointly by Borrower, Agent and Majority Banks and supplemented only by documents delivered or to be delivered in accordance with the express terms hereof, and then any such amendment shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by Borrower, Agent and each Bank directly affected thereby, (a) waive any conditions precedent specified in Section 4.1 (if the Advance that is the subject of such waiver would increase the aggregate amount of outstanding Advances), (b) increase or extend the Commitment, (c) reduce any principal, interest, fees or other amounts payable hereunder, (d) postpone any date fixed for any payment or mandatory prepayment of principal, interest, fees or other amounts payable hereunder, (e) change the meaning of Specified Percentage or the number of Banks required to take any action hereunder, (f) change the percentage set forth in the definition of “Majority Banks” or “Super-Majority Banks”, (g) change any Prime Rate or LIBOR Rate, (h) amend this Section or any other provision in this Agreement providing for consent or other action by all the Banks, or (i) change or modify the Collateral or the advance rate for the Borrowing Base calculations. No amendment, waiver or consent shall, unless in writing and signed by Borrower, Agent and all Banks, affect the obligations of Parent Guarantor or amend the Parent Guarantor’s Guaranty or Parent Guarantor’s covenants under the Loan Documents. No amendment, waiver or consent shall, unless in writing and signed by Agent in addition to the requisite number of Banks, affect the Rights or duties of Agent under any Loan Documents.

12.9 Sale of Participations. Any Bank may, from time to time and without notice to Borrower, sell or offer to sell interests in the Loan to one or more participants and each Bank is hereby authorized to disseminate and disclose any information (whether or not confidential or proprietary in nature) such Bank now has or may hereafter obtain pertaining to Borrower, the Indebtedness or the Loan Documents (including, without limitation, any credit or other information regarding Borrower, any of its principals, or any other person or entity liable, directly or indirectly, for any part of the Loan, to (a) any participant or prospective participant, (b) any regulatory body having jurisdiction over such Bank or the Indebtedness, and (c) any other persons or entities as may be necessary or appropriate in such Bank’s reasonable judgment). Prior to its dissemination and disclosure of such information to any prospective participant, such Bank shall require the prospective participant to execute a Non-Disclosure Agreement in the form previously executed by such Bank or otherwise acceptable to Borrower. Provided, however, no participation of any Loan shall affect the Specified Percentages of the Banks for the purposes of this Agreement, unless each Bank and Agent consent thereto in writing.

12.10 Multiple Counterparts. This Agreement has been executed in a number of identical counterparts, each of which constitutes an original and all of which constitute, collectively, one agreement; but in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

12.11 Parties Bound. This Agreement shall be binding upon and inure to the benefit of Borrower, Agent, Banks and their respective successors and assigns; provided that Borrower may not, without the prior written consent of Agent, assign any of its Rights, duties, or obligations hereunder. No term or provision of this Agreement shall inure to the benefit of any Person other than Borrower, Agent and Banks and their respective successors and assigns; consequently, no Person other than Borrower, Agent and Banks and their respective successors and assigns, shall be entitled to rely upon, or to raise as a defense, in any manner whatsoever, the failure of Borrower, Agent or Banks to perform, observe, or comply with any such term or provision. No Bank may assign any or all of its interests hereunder or in any Advance or any Note or other Loan Document without the consent of Borrower, unless at such time an Event of Default has occurred and is continuing.

12.12 Agent’s Consent or Approval. Except where otherwise expressly provided in the Loan Documents, in any instance where the approval, consent or the exercise of judgment of Agent is required, the granting or denial of such approval or consent and the exercise of such judgment shall be (a) within the sole discretion of Agent, and (b) deemed to have been given only by a specific writing intended for the purpose and executed by Agent. Each provision for consent, approval, inspection, review, or verification by Agent is for Agent’s and Banks’ own purposes and benefit only.

12.13 Loan Agreement Governs. In the event of any conflict between the terms of this Agreement and any terms of any other Loan Document, the terms of this Agreement shall govern. All of the Loan Documents are by this reference incorporated into this Agreement.

12.14 WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER HEREBY IRREVOCABLY AND EXPRESSLY WAIVES

ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY OR THE ACTIONS OF AGENT OR BANKS IN THE NEGOTIATION, ADMINISTRATION, OR ENFORCEMENT THEREOF.

12.15 STATUTE OF FRAUDS NOTICE. THIS WRITTEN LOAN AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[Remainder of page intentionally left blank.]

BORROWER:

PROPEL FINANCIAL SERVICES, LLC,
a Texas limited liability company

By	/s/ J. Brandon Black
Name:	J. Brandon Black
Title:	President

Address for Notices:

8203 IH-10 West
San Antonio, Texas 78230
Attn: Fernando Garcia
Fax No.: (210) 530-3064

With a copy to:

3111 Camino Del Rio North, Suite 1300
San Diego, CA 92108
Attn: Director, Legal Affairs and Contracts
Email: melissa.resslar@encorecapital.com

JOINDER PAGE

Each Guarantor joins in the execution of this Agreement to evidence its consent to the terms, provisions, covenants and agreements contained herein and its agreement to be bound thereby.

PARENT GUARANTOR:

ENCORE CAPITAL GROUP, INC., a Delaware corporation

By	/s/ J. Brandon Black
Name:	J. Brandon Black
Title:	President & Chief Executive Officer

Address for Notices:

3111 Camino Del Rio North, Suite 1300
San Diego, CA 92108
Attn: Director, Legal Affairs and Contracts
Email: melissa.resslar@encorecapital.com

JOINDER PAGE

Each Guarantor joins in the execution of this Agreement to evidence its consent to the terms, provisions, covenants and agreements contained herein and its agreement to be bound thereby.

GUARANTOR:

RIOPROP VENTURES, LLC,
a Texas limited liability company

By	/s/ J. Brandon Black
Name:	J. Brandon Black
Title:	President

Address for Notices:

8203 IH-10 West
San Antonio, Texas 78230
Attn: Fernando Garcia
Fax No.: (210) 530-3064

With a copy to:

3111 Camino Del Rio North, Suite 1300
San Diego, CA 92108
Attn: Director, Legal Affairs and Contracts
Email: melissa.resslar@encorecapital.com

JOINDER PAGE

Each Guarantor joins in the execution of this Agreement to evidence its consent to the terms, provisions, covenants and agreements contained herein and its agreement to be bound thereby.

GUARANTOR:

BNC RETAX, LLC,
a Texas limited liability company

By	/s/ J. Brandon Black
Name:	J. Brandon Black
Title:	President

Address for Notices:

8203 IH-10 West
San Antonio, Texas 78230
Attn: Fernando Garcia
Fax No.: (210) 530-3064

With a copy to:

3111 Camino Del Rio North, Suite 1300
San Diego, CA 92108
Attn: Director, Legal Affairs and Contracts
Email: melissa.resslar@encorecapital.com

JOINDER PAGE

Each Guarantor joins in the execution of this Agreement to evidence its consent to the terms, provisions, covenants and agreements contained herein and its agreement to be bound thereby.

GUARANTOR:

RIOPROP HOLDINGS, LLC,
a Texas limited liability company

By	/s/ J. Brandon Black
Name:	J. Brandon Black
Title:	President

Address for Notices:

8203 IH-10 West
San Antonio, Texas 78230
Attn: Fernando Garcia
Fax No.: (210) 530-3064

With a copy to:

3111 Camino Del Rio North, Suite 1300
San Diego, CA 92108
Attn: Director, Legal Affairs and Contracts
Email: melissa.resslar@encorecapital.com

BANKS:

TEXAS CAPITAL BANK, NATIONAL ASSOCIATION,
a national banking association

By	/s/ Craig A. Dixon
Craig A. Dixon, Senior Vice President

Address for Notices:

745 East Mulberry, Suite 350
San Antonio, Texas 78212
Fax No.: (210) 785-3609

With a copy to:

Jackson Walker L.L.P.
100 Congress Avenue, Suite 1100
Austin, Texas 78701
Attn: Steven R. Martens
Fax No.: (512) 391-2128

BANKS:

AMEGY BANK NATIONAL ASSOCIATION,
a national banking association

By	/s/ Mark V. Harris
Mark V, Harris, Executive Vice President

Address for Notices:

Amegy Bank National Association
10001 Reunion Place Blvd., Suite 300
San Antonio, Texas 78216
Fax No.: 210.343.4423

With a copy to:

Amegy Bank Special Processing
Fax No: 713.693.7467

BANKS:

BOKF, National Association,
a national banking association

By	/s/ Michael Rodgers
Michael Rodgers, Vice President

Address for Notices:

5956 Sherry Lane, Suite 1100
Dallas, Texas 75225
Attn: Michael Rodgers, Vice President
Fax No.: (214) 987-8892

BANKS:

CITY BANK,
a Texas banking association

By	/s/ Stan Mayfield
Stan Mayfield, Overton Branch President

Address for Notices:

P.O. Box 5060
Lubbock, Texas 79408
Attn: Stan Mayfield, Overton Branch President
Fax No.: (806) 687-5638

BANKS:

LONE STAR NATIONAL BANK,
a national banking association

By	/s/ Brian Disque
Brian Disque, Senior Vice President

Address for Notices:

520 East Nolana Avenue
McAllen, Texas 78504
Attn: Brian Disque
Fax No.: (956) 984-2958

BANKS:

GREEN BANK, N.A.
a national banking association

By	/s/ Glen R. Bell
Glen R. Bell, Executive Vice President

Address for Notices:

4000 Greenbriar, 2nd Floor
Houston, Texas 77098
Attn: Glen Bell, Executive Vice President
Fax No.: (713) 275-8259

AGENT:

TEXAS CAPITAL BANK, NATIONAL ASSOCIATION,
a national banking association

By	/s/ Craig A. Dixon
Craig A. Dixon, Senior Vice President

Address for Notices:

745 East Mulberry, Suite 350
San Antonio, Texas 78212
Fax No.: (210) 785-3609

With a copy to:

Jackson Walker L.L.P.
100 Congress Avenue, Suite 1100
Austin, Texas 78701
Attn: Steven R. Martens
Fax No.: (512) 391-2128

EXHIBIT A

BORROWING BASE CERTIFICATE

[attached]

EXHIBIT A
745 Mulberry
Suite 350	Borrowing Base Report
San Antonio, TX 78212
Fax: 210-733-6600

Borrower:	PROPEL FINANCIAL SERVICES, LLC

Schedule A

Tax Lien/Note Portfolio			Date

1.)	Par Value of Portfolio to be acquired (or originated) For Propel	$

	Par Value of Portfolio to be acquired (or originated) For RioProp

	Par Value of Portfolio to be acquired (or originated) For BNC Retax

	Total Value of Portfolio		0

2.)	Times Advance Rate		90%

3.)	Par Value of current Portfolio	$

	Par Value of current portfolio for RioProp

	Par Value of current portfolio for BNC Retax

	Total Value of Current Portfolio		0

4.)	Times Advance Rate		90%

5.)	Total Par Value of Portfolio (Line 2 plus Line 4)	$

6.)	Ending Line of Credit Balance	$

7.)	Borrowing Availability (Line 5 minus Line 6) (Not to Exceed $160,000,000.00)	$

(If result is a negative figure, this amount is due immediately as a principal payment.)

This certificate is delivered under the Loan Agreement dated                     , between Borrower and Bank. Capitalized terms used in this certificate shall, unless otherwise indicated, have the meanings set forth in the Agreement. On behalf of Borrower, the undersigned advises Bank that a review of the activities of the Borrower during the subject period has been made under my supervision, and the undersigned certifies to Bank on the date hereof that (a) no Default has occurred and is continuing, (b) the tax lien/note portfolio of Borrower included in the Borrowing Base above meet all conditions to qualify for inclusion therein as set forth in the Agreement, (‘c) all representations and warranties set forth in the Agreement with respect thereto were true and correct in all material respects at the time the represent- actions and warranties were made, and (d) the information set forth above and hereto was true and correct as of the reporting date.

60.1

CERTIFIED BY:

PROPEL FINANCIAL SERVICES, LLC

Company Name	By: Authorized Signer

Date	Title

60.2

EXHIBIT B

COMPLIANCE CERTIFICATE

[attached]

COMPLIANCE CERTIFICATE

FOR THE QUARTER ENDED                                     (“THE SUBJECT PERIOD”)

BORROWER:	Propel Financial Services, LLC (Credit Parties)

BANK:	TEXAS CAPITAL BANK NA

This certificate is delivered pursuant to the Loan Agreement (the “Agreement”) between Borrower and Bank dated as of                     . Capitalized terms in this certificate, unless otherwise indicated, have the meanings set forth in the Agreement.

I certify to Bank that, on the date of this certificate, (a) the Financial Statements of Borrower attached to this certificate were prepared in accordance with GAAP, and present fairly the financial condition and results of Borrower as of the end of and for the Subject Period, and (b) no Default currently exists or has occurred which has not been cured or waived by Bank, and (c) the status of the compliance by Borrower with certain covenants of the Agreement at the end of the Subject Period is as follows (a box for any deviations from full compliance is provided at the end of this certificate):

				In Compliance for the Subject Period
9.	Minimum Interest Coverage Ratio (Calculated Quarterly)
	Minimum of	1.25:1	x	Yes	No

	Measured quarterly on a cumulative YTD basis through 9/30/12 and rolling four quarter period thereafter
	Consolidated Net Income
	Plus Interest Expense
	Plus Depreciation Expense
	Plus Non-cash Amortization
	Expense
	Plus taxes

	Total Additions	0
	Less Cash Taxes Paid
	Less Dividends
	Less Distribution

	Total Deductions	0

	Consolidated Adjusted EBITDA	0

	Interest Expense

	Interest Coverage Ratio		x

12.	Cash Flow Leverage Ratio (Calculated Annually)
	Maximum of	3.25:1 as of 12/31/12	x	Yes	No

		3.00:1 as of 12/31/13 & 12/31/14

		2.75:1 thereafter

	Principal Balance on Funded Debt

	Measured annually.

61.1

Consolidated Net Income
Plus Interest Expense
Plus Depreciation Expense
Plus Non-cash Amortization
Expense
Plus Taxes
Plus Principal Repayments on Collateral Tax Lien Notes
Minus Cash Dividends & Distributions
Minus Cash Taxes Paid
Consolidated Adjusted EBITDA	0

Total Senior Debt / EBITDA

This Compliance Certificate is a summary only. Borrower hereby certifies that Borrower is in compliance with all of the terms and conditions of the Loan Agreement, except as follows (describe areas of non-compliance, or else note “in compliance” if there are no points of non-compliance):

CERTIFIED BY

Borrower:

By:
Name:
Title:
Date:

61.2

EXHIBIT C

GUARANTOR’S COMPLIANCE CERTIFICATE

[attached]

Encore Capital Group, Inc.

Debt Covenant Compliance

Worksheet - JP Morgan Chase

March 31, 2012

$ in Thousands

Cash Flow Leverage Ratio

(Section 6.21.1)

*	Aggregate amount of collections from receivables portfolios that are not included in consolidated revenues.

This consists of amounts applied to principal on receivable portfolios and net impairment on receivable portfolios.

	Full Year 2011	Q1 2011	Q1 2012	Trailing 4 Quarters
Net Income
Amortized Collections *
Interest Expense
Tax Expense
Depreciation & Amortization
Stock-based Compensation Expense
Interest Income
Extraordinary Gains
JV Income

Consolidated EBITDA	$0	$0	$0	$0

Funded Indebtedness

Cash Flow Leverage Ratio				2.0

Calculated Funded Indebtedness Limit				$0

Calculated Cash Flow Leverage Ratio				#DIV/0!

Excess Room				$0

Minimum Net Worth (Section 6.21.2)

62.1

Consolidated Net Worth - Initial Basis (as of 12/31/11)

50% of Consolidated Net Income - Q1 2012

Minimum Net Worth	$0

Total Stockholders’ Equity

Excess Room	$0

Interest Coverage Ratio

(Section 6.22)

Consolidated EBIT Calculation (Trailing 4 Quarters)
Consolidated Net Income	$0
Consolidated Interest Expense	$0
Tax Expense	$0
Extraordinary Losses (Gains)	$0
Interest Income	$0
Joint Venture Income	$0
Paid Dividend Not Permitted	$0

Consolidated EBIT	$0

Consolidated Interest Expense	$0

Interest Coverage Ratio	#DIV/0!

Minimum Interest Coverage Ratio	2.00
Calculated Interest Expense Limit	$0
Excess Room	$0

Sale of Assets (Section 6.12)

Amount of Asset Sales	$0

Indebtedness (Section 6.14)

        Aggregate indebtedness incurred for purchase money & unsecured indebtedness

62.2

Indebtedness under Prudential Financing (Section 6.14.8)

Aggregate indebtedness under Prudential Financing	$75,000

Maximum allowable	$75,000

Excess Room	$0

Capital Expenditures pursuant to Section 6.23

	Full Year 2011	Q1 2011	Q1 2012	Trailing 4 Quarters
Capital Additions

Additions (YTD)				$0

Maximum Additions				$12,500

Excess Room				$12,500

Rentals pursuant to Section 6.24

	Full Year 2011	Q1 2011	Q1 2012	Trailing 4 Quarters
Rentals

Rentals (Trailing 4 Quarters)				$0

Maximum Rentals				$12,500

Excess Room				$12,500

Liquidity (Section 6.30)

Unencumbered Cash and Cash Equivalents	A
Aggregate Outstanding Revolving Credit Exposure	B
Aggregate Revolving Loan Commitment	C

62.3

C - B	D
Borrowing Base	E
E - B	F
Lesser of D or F	G

Liquidity A + G	$0

Minimum Liquidity	$5,000

Excess Room	($5,000)

62.4

ANNEX A

ADDITIONAL CREDIT PARTIES

RioProp Ventures, LLC, a Texas limited liability company

BNC Retax, LLC, a Texas limited liability company

RioProp Holdings, LLC, a Texas limited liability company